UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Thor Industries, Inc.

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THOR INDUSTRIES
15
AIRSTREAM
BISON COACH
CROSSROADS RV
CRUISER RV
DUTCHMEN
DRV
HEARTLAND RV
KEYSTONE RV
KZ RV
LIVIN’ LITE RV
POSTLE ALUMINUM
THOR MOTOR COACH
NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

LETTER FROM THE BOARD OF DIRECTORS

Dear Fellow Shareholders of Thor Industries:
Peter B. Orthwein, Executive Chairman Andrew E. Graves J. Allen Kosowsky Alan Siegel

As the Board of Directors of Thor Industries, we are pleased to report our Fiscal Year 2015 results in this year’s Proxy Statement. In our role as the Board of Directors, we guide and oversee Management in the execution of its strategic vision and focus our efforts on risk management, talent development, succession planning, and continuing Thor’s commitment to its culture of ethics and compliance.

Diligent in our drive for transparency to our Shareholders, we are proud of the continued evolution of our Proxy Statement. Thor’s unique operating environment and its presence as the largest publicly-traded entity in its field create unique operating challenges that are a central focus of Management’s strategic plan. Our Proxy Statement is our greatest opportunity to communicate these unique challenges to our fellow Shareholders so that you can appreciate both the challenges and our time-proven strategy for managing them.

In 2015, Thor delivered record results in both sales and profitability. In doing so, Thor maintained its unbroken streak of profitability since its inception. During the year, from continuing operations, we exceeded last year’s record level of total sales by nearly 14% and surpassed last year’s record earnings by approximately 15%. Management’s implementation of its strategic plan generated improved margins which combined with our record sales produced our best year of fully diluted earnings per share in Thor’s rich history. Based on these results, we believe that our Shareholders should be pleased with our Fiscal Year 2015 performance.

During this past Fiscal Year, Thor’s pattern of being an acquirer of profitable companies that fall within our strategic vision continued. In 2015, Thor’s Heartland subsidiary bought DRV, a manufacturer of custom, high-end fifth wheel recreational vehicles, and Cruiser RV, a towable recreational vehicle manufacturer. These acquisitions were a strategic match for Heartland.

Also in 2015, Thor took a bold step in securing its ability to offer continued growth to its Shareholders when it acquired Postle Aluminum, a supplier of extruded aluminum parts to the RV industry and other industries. As the market began to question Thor’s ability to continue to grow in a heavily-consolidated RV market, Thor stayed true to our strategic vision and our opportunistic style and acquired a great company with strong growth potential both within and beyond the RV market. Powered by its strong balance sheet, Thor remains a potential buyer of companies that fit within its strategic profile. While the questions of when and how Thor might continue to grow will undoubtedly persist, we are pleased to report to our fellow Shareholders that our focus remains on both organic growth and on acquisition opportunities that fit within the strategic vision of the Company.

We are proud of our return of value to you, our Shareholders. Over the last six years alone, we have returned over $627 million to our Shareholders in the form of dividends, special dividends and share repurchases. Just recently, we announced an increase in our quarterly dividend to $0.30/share. During that same six year period of time, we have purchased 9 companies for an aggregate purchase price in excess of $500 million, showing our dedication to driving long-term growth of our great Company.

Former director and friend, Jeff Thompson, resigned from the Board in November 2014. We will miss Jeff’s participation on our Board, but a solid succession plan allowed us to continue to function at full capacity. There is great value in the experience that a long-term director can offer to a company, but a balance with new faces who bring new questions and new ideas allows a board to continue to raise its performance. To that end, our Board is now comprised of 4 directors who might be considered “long-term” in the sense that they have all served over five years (and in the case of our founder, over 35 years) and 4 directors who are relatively new to our Board.

Our vision of the future of the Company is bolstered by a strong strategic plan that is benefitting from strong tailwinds in our markets. As a Board, it is our full intention and expectation to ensure Management’s continued delivery upon our plan.

We hope to see you at the Meeting. We thank you--our Shareholders--for the trust and confidence that each of you have in Thor.

The Board of Directors of Thor Industries, Inc.

Jan H. Suwinski, Lead Director Wilson Jones Robert W. Martin James L. Ziemer

1	Notice of 2015 Annual Meeting & Proxy Statement |

Letter from the Executive Chairman of the Board

October 27, 2015

Dear Fellow Shareholders:

I am pleased to invite you to attend our Annual Meeting of Shareholders that will be held on December 8, 2015, commencing at 1:00 p.m., Eastern Standard Time, at The Cornell Club, 6 East 44th Street, New York, NY 10017. We hope that you will attend our Meeting. In the event that you cannot attend, we strongly urge you to vote your shares by following the instructions on the Notice card which will direct you to our proxy materials and provide voting instructions to you.

Thor Industries values the input of its Shareholders tremendously. Your vote, every vote, is important to us. Please take the time to review our Proxy Statement and submit your votes. I thank you for your support of our Company.

Sincerely,

Peter B. Orthwein

Executive Chairman of the Board

| Notice of 2015 Annual Meeting & Proxy Statement	2

NOTICE OF ANNUAL MEETING

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF THOR INDUSTRIES, INC.

Important Notice Regarding the Availability of Proxy Materials for the Thor Industries, Inc. Annual Meeting of Shareholders to be Held on December 8, 2015

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

Time and Date:	1:00 p.m., Eastern Standard Time, Tuesday, December 8, 2015
Place:	The Cornell Club
6 East 44th Street, New York, NY 10017

AGENDA:

1.	Election of directors named in the Proxy Statement;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2016;

3.	Advisory vote to approve named executive officer compensation; and

4.	Transaction of other business that may properly come before the Meeting.

Record Date:

You are entitled to vote at the Meeting if you were a holder of record of Thor Industries, Inc. stock, $0.10 par value (“Common Stock”), at the close of business on October 19, 2015. At the close of business on that date, 52,482,615 shares of our Common Stock were outstanding and entitled to vote.

Proxy Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please submit your vote as soon as possible so that your shares may be represented at our Meeting. You may submit your vote by internet or telephone. You may also vote by mail by requesting a paper copy of the materials which will include a proxy card or voting instruction form.

Admission:	If you plan to attend the Annual Meeting, you will be required to present photo identification and verification of the amount of shares held as of October 19, 2015, to gain access to the meeting.
BOARD OF DIRECTORS RECOMMENDATIONS: The Board of Directors recommends a vote “FOR” items 1, 2, and 3.

By Order of the Board of Directors,

Todd Woelfer

Senior Vice President, General Counsel, and Corporate Secretary

October 27, 2015

Notice to Shareholders:  Our 2015 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com.

3	Notice of 2015 Annual Meeting & Proxy Statement |

PROXY SUMMARY VOTING MATTERS

PROXY SUMMARY

This summary highlights certain information contained in our Fiscal Year 2015 Proxy Statement. While it does not contain all of the information in this Proxy Statement, it provides an overview of the information discussed herein. You should carefully review the entire Proxy Statement before voting.

VOTING MATTERS

VOTING MATTERS: Board Recommendation
PROPOSAL 1: ELECTION OF DIRECTORS
Directors up for Election:
Andrew Graves: Mr. Graves has been a director since 2010. He currently serves on our Compensation and Development Committee and Nominating and Corporate Governance Committee. Mr. Graves is the CEO of Motorsport Aftermarket Group. He previously served as the President of Brunswick Boat Group, a division of the Brunswick Corporation. Mr. Graves’ extensive management experience in a related consumer durable business whose products are distributed through a dealer network make him an asset to our Board. ☑ “FOR”
Alan Siegel: Mr. Siegel has been a director since 1983. He is a retired partner of the law firm of Akin Gump Strauss Hauer & Feld, LLP and currently serves on our Nominating and Corporate Governance Committee. Mr. Siegel is an officer and director of The Thompson Family Foundation, Inc., a charitable foundation created by the late Wade F.B. Thompson, a co-founder of our Company. Mr. Siegel’s extensive experience with our Company and his legal and business background make him an asset to our Board. ☑ “FOR”
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2016 ☑ “FOR”
PROPOSAL 3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“NEO“s) ☑ “FOR”

| Notice of 2015 Annual Meeting & Proxy Statement	4

BUSINESS HIGHLIGHTS PROXY SUMMARY

Business Highlights

In Fiscal Year 2015, Management’s continued execution upon our strategic plan produced a year of record performance for Thor. We set record levels for sales from continuing operations as we surpassed $4 billion for the first time. Our top line drove records in both earnings per share and net income from continuing operations.

During the year, we continued to be opportunistic acquirers of entities, including DRV, Cruiser RV, and Postle Aluminum. Each of these acquisitions is viewed by Management as drivers of long-term growth for our Shareholders. Further, we continued our aggressive strategy of returning value to our Shareholders through a significant share buyback and an increase in our regular dividend.

Strong Market Presence
Our market presence continues to drive our growth story
Market Share*
62.9% 37.1% 24.6% 75.4%
Towables All Others Motorized All Others
*According to Statistical Surveys, Inc., for the six months ended June 30, 2015 combined U.S. and Canada
Growing Gross Margins
Company-wide efforts to improve our efficiency contribute to improved margins in a hyper-competitive environment
Gross Margin
15% 10% 5% 13.1% 13.3% 13.9%
FY13 FY14 FY15
Record Earnings
Execution upon our strategic plan drives earnings
Net Income (Continuing Operations)
$ thousands
$250,000 $200,000 $150,000 $100,000 $50,000 $0
$151,676 $175,516 $202,009
FY13 FY14 FY15

5	Notice of 2015 Annual Meeting & Proxy Statement |

PROXY SUMMARY BUSINESS HIGHLIGHTS
5 Years of Increased Regular Dividends
Our success has enabled us to return profits to our Shareholders. With the most recent dividend, Thor surpassed $1 billion in total return to Shareholders through dividends and share repurchases
Regular Annual Dividends per Share
$1.50 $1.00 $0.50 $0.00
$0.72 $0.92 $1.08
FY13 FY14 FY15
Cash Generation
We have a strong history of consistent cash generation and Fiscal Year 2015 showed a marked increase in cash generation driven by improved performance as well as improved working capital utilization
Cash Generated by Operations
$ thousands
$250,000 $200,000 $150,000 $100,000 $50,000 $0
$145,066 $149,261 $247,860
FY13 FY14 FY15
Sales Growth
A favorable market combined with a well-executed strategic plan has driven marked top-line growth
Net Sales (Continuing Operations)
$ thousands
$4,500,000 $4,000,000 $3,500,000 $3,000,000 $2,500,000 $2,000,000
$3,241,795 $3,525,456 $4,006,819
FY13 FY14 FY15

| Notice of 2015 Annual Meeting & Proxy Statement	6

COMPENSATION HIGHLIGHTS PROXY SUMMARY

COMPENSATION HIGHLIGHTS

Alignment Between Pay and Performance

Since its inception, Thor has utilized a compensation plan heavily reliant upon variable incentives determined by the Company’s earnings, resulting in a strong linkage between pay and performance.

In Fiscal Year 2015, a predominant percentage of our CEO and other NEO pay was variable incentive pay as demonstrated by the following charts:

Fiscal Year 2015 CEO Compensation Breakdown
19.9% 10.4% 69.7%
Fixed Pay - base salary
Variable Pay - short-term incentive pay
Variable Pay - long-term incentive pay
Fiscal Year 2015 Other NEO Compensation Breakdown
21.6% 35.8% 42.6%
Fixed Pay - base salary
Variable Pay - short-term incentive pay
Variable Pay - long-term incentive pay

Key Compensation Actions Taken in Fiscal Year 2015

●	No increase in base salary or incentive metrics for our CEO, Mr. Martin, or our Executive Chairman, Mr. Orthwein

●	Increase in base salary to better align pay to benchmarks and to award performance granted to our Vice President of Administration and Human Resources, Mr. Julian

●	Use of compensation advisory firm, Towers Watson, for benchmarking

●	Approved double trigger requirement for change in control payments to NEOs

7	Notice of 2015 Annual Meeting & Proxy Statement |

PROXY SUMMARY GOVERNANCE HIGHLIGHTS

GOVERNANCE HIGHLIGHTS

Good corporate governance is essential to the continued long-term success of our business. The following list identifies certain governance practices at Thor in Fiscal Year 2015:

Increased Shareholder Engagement
6 of our 8 Directors are Independent
Independent Lead Director
Annual Board Self Assessment
Independent Directors Meet Without Management Present
“No Fault” Clawback Policy: Return of Incentive Compensation when NBT is Overstated
Disclosure of Company Governance Guidelines
Anti-Hedging, Short Sale, and Pledging Policies
No Directors Serve on Excessive Number of Outside Boards
Appropriate Mix of Lesser and Longer Tenured Board Members
Bifurcated Chairman and CEO Roles
Board Committees Comprised Entirely of Independent Members of the Board
Executives Do Not Sit on Outside Boards of Commercial Entities
All Current Directors Attended 98% of Board and Committee Meetings In Fiscal Year 2015
Board Committees Possess Right to Hire Advisors
No Poison Pill or Similar Feature
Share Ownership and Retention Guidelines for Directors (increased in Fiscal Year 2015) and Officers

| Notice of 2015 Annual Meeting & Proxy Statement	8

ELECTION OF DIRECTORS
Page

12	Proposal 1 – Election of Directors

13	Director Nominees

14	Current Directors Not Up for Re-Election

18	Corporate Governance

19	Board Risk Oversight

19	Shareholder Communications

20	Director Compensation

RATIFICATION OF INDEPENDENT AUDITORS
Page

22	Proposal 2 – Ratification of Independent Registered Public Accounting Firm

23	Report of Audit Committee

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION AND CD&A
Page

24	Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

25	CD&A Summary

28	Our Compensation Philosophy

31	Our NEO Compensation for Fiscal Year 2015

33	Severance Plans and Change in Control Agreements

34	How We Make Compensation Decisions

35	Our Peer Group

37	Report of the Compensation and Development Committee

39	Summary Compensation Table

40	Grants of Plan-Based Awards

OTHER MATTERS
Page

3	Board Recommendations

3	Notice of Annual Meeting

10	Voting Instructions and Information

41	Ownership of Common Stock

PROXY STATEMENT

This Proxy Statement (this “Proxy Statement”) is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or “Board of Directors”) of Thor Industries, Inc. (the “Company” or “Thor”), to be used at the 2015 Annual Meeting of the Shareholders of the Company. The proxy card or voting instruction form represents your holdings of Common Stock of the Company. We expect that, on or after October 27, 2015, this Proxy Statement will be available through the Internet.

9	Notice of 2015 Annual Meeting & Proxy Statement |

General Information about Our Annual Meeting

A copy of this Proxy Statement and our annual report for the fiscal year ended July 31, 2015 (“Fiscal Year 2015”), will be sent to any Shareholder by requesting a copy from the following methods:

●	By internet:	www.proxyvote.com
●	By telephone:	1-800-579-1639
●	By e-mail:	sendmaterial@proxyvote.com

The annual report is not to be considered a part of this proxy soliciting material.

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

You are entitled to vote if our records show that you held shares in our Company as of the record date, October 19, 2015. At the close of business on that date, 52,482,615 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Shareholders entitled to vote at the Annual Meeting will be available for examination by Shareholders at the Meeting.

How to Vote

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, Shareholders will not receive printed copies of the proxy materials unless they request them.

If your Common Stock is held through a broker, bank, or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from the entity holding your shares and bring it to the Meeting.

If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability (“Notice Card”) or the proxy card (if printed materials were requested). Of course, you can always come to the Meeting and vote your shares in person.

Shareholders may vote their shares by proxy in any of the following ways:

1.	By Internet: You may vote by internet 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 7, 2015, by following the instructions listed on the Notice Card.

2.	By Telephone: You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 7, 2015, by following the instructions listed on the Notice Card.

3.

By Mail:  You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

4.	Attend the Meeting in person.

A proxy submitted by mail that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to the proposal to be voted upon at the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by voting in person at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone. At our Meeting, a representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

VOTING INSTRUCTIONS AND INFORMATION

| Notice of 2015 Annual Meeting & Proxy Statement	10

How Votes are Counted

A quorum is required to transact business at our Meeting. Shareholders of record holding shares of stock constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have returned valid proxy instructions or attend the Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting

Your vote may be “for” or “withhold” on the proposal relating to the election of directors. Your vote may be “for”, “against”, or “abstain” on each of the other proposals. The affirmative vote of a majority of the votes cast is required to approve each proposal, except for the election of our directors, which requires a plurality of the votes duly cast. Broker non-votes and abstentions do not impact the outcome of the vote as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank, or other nominee, and you do not submit voting instructions, then your broker, bank, or nominee will not be permitted to vote your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of our independent registered public accounting firm, which is considered a routine matter.

Board Recommendations

Our Board of Directors recommends that you vote for each of the director nominees, for the ratification of the appointment of the independent registered public accounting firm, and for the advisory vote approving the compensation of our named executive officers.

Cost of Proxy Solicitation

The cost of solicitation is being borne by our Company.

Shareholders Sharing an Address

We will deliver only one annual report and one Proxy Statement, as requested, to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of such Shareholders. We will undertake to deliver promptly, upon written or oral request, separate copies of the annual report and/or Proxy Statement to a Shareholder at a shared address to which single copies of the annual report and Proxy Statement are delivered. A Shareholder can notify us either in writing or by phone that the Shareholder wishes to receive separate copies of the annual report and/or Proxy Statement, or Shareholders sharing an address can request delivery of single copies of the annual report and/or Proxy Statement if they are receiving multiple copies by contacting us at Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, IN 46514, Attention: Corporate Secretary, (574) 970-7460.

VOTING INSTRUCTIONS AND INFORMATION

11	Notice of 2015 Annual Meeting & Proxy Statement |

Our Board of Directors has nominated two (2) directors for election to the Board of Directors at the Annual Meeting: Andrew Graves and Alan Siegel. Both of our nominees currently serve as members of the Board of Directors. These individuals have agreed to be named in our Proxy Statement as nominees and to serve as members of the Board of Directors if elected by the Shareholders. In making this nomination, our Board recognizes that it is of critical importance to the Company that the nominees be individuals who bring critical skills and unique voices to our boardroom. In making this nomination for re-election, the Board carefully considered their contributions to the Board and their unique skills and qualifications.

Up for election this year are the Class C directors, Andrew E. Graves and Alan Siegel. If elected, the Class C directors would serve until the 2018 Annual Meeting of Shareholders. Jan H. Suwinski, J. Allen Kosowsky, and Wilson Jones currently serve as our Class A directors; their terms will expire at the 2017 meeting. Peter B. Orthwein, James L. Ziemer, and Robert W. Martin currently serve as Class B directors; their terms expire at the 2016 Meeting.

The representatives designated to vote by proxy intend to vote FOR the election of the nominees listed below. In the event that any nominee becomes unavailable for election (a situation our Board does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Nominating and Corporate Governance Committee.

Each nominee, as set forth below, is now a Director of our Company and has continuously served in such capacity since his first election or appointment to our Board.

Qualifications and Process for Nominees

Our Board believes that it is necessary for each of our directors to possess many diverse qualities and skills. When searching for new candidates, our Nominating and Corporate Governance Committee considers the evolving needs of our Board, which are defined by our need for guidance in our business, and searches for candidates who fill any current or anticipated future gap. Our Board also believes that all directors must possess a considerable amount of business management experience. Our Nominating and Corporate Governance Committee also evaluates candidates on, as applicable, the satisfaction of any independence requirements imposed by law, regulation, the New York Stock Exchange (the “NYSE”), and/or our Corporate Governance Guidelines. When evaluating Director candidates, our Nominating and Corporate Governance Committee first considers a candidate’s business management experience and then considers that candidate’s issues of judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing shareholder value. In addition, our Board and Nominating and Corporate Governance Committee believe that it is essential that our Board members represent diverse viewpoints. In considering candidates for our Board, our Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards as they fit with the current composition of the Board. We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that its expertise covers the many areas of importance to our Company. Diversity of experience and perspective has been and will continue to be an attribute considered when nominating individuals to serve on our Board. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our Board are also considered.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES.
ELECTION OF DIRECTORS

| Notice of 2015 Annual Meeting & Proxy Statement	12

CURRENT NOMINEES FOR BOARD OF DIRECTORS:

Mr. Graves, who became a director in December of 2010, is the Chief Executive Officer of Motorsport Aftermarket Group, a leading manufacturer, distributor, and on-line retailer of aftermarket products for the powersports industry. He joined this privately-held group in January 2015. Previously Mr. Graves served as the President of Brunswick Boat Group, a division of the Brunswick Corporation, an NYSE company. He was with Brunswick from 2005-2014. Prior to his time with Brunswick, Mr. Graves was President of Dresser Flow

Solutions, a maker of flow control products, measurement systems, and power systems, from 2003 to 2005, and before that he was President and Chief Operating Officer of Federal Signal Corporation. Our Nominating and Corporate Governance Committee and Board believe that his extensive management experience in a related consumer durable business whose products are distributed through a dealer network makes him an asset to our Board.

Skills and Qualifications:

●	Management	●	Business Operations	●	Finance/Capital Allocation
●	Financial Expertise/Literacy	●	Financial Services Industry	●	International
●	Marketing/Sales	●	Talent Management	●	Mergers & Acquisitions
●	Strategy

Mr. Siegel, who became a director in September of 1983, is a retired partner of the law firm of Akin Gump Strauss Hauer & Feld LLP and currently serves as an officer and director of The Thompson Family Foundation, Inc., a charitable foundation created by Wade F. B. Thompson, the deceased co-founder of the Company. Mr. Siegel previously served as non-executive Chairman of the board of directors of The Wet Seal, Inc., a national retailer. He has also served on the board of directors of several other public and private companies, including Ermenegildo Zegna, AXA RE, and Southern Starr Broadcasting Group, Inc. Our Nominating and Corporate Governance Committee and Board believe that his experience with our Company and his legal and business background make him an asset to our Board.

Skills and Qualifications:

●	Business Ethics	●	Management	●	Corporate Governance
●	Government/Public Policy	●	Insurance Industry	●	Real Estate
●	Risk Management	●	Mergers & Acquisitions	●	Legal
●	Strategy

CURRENT NOMINEES ELECTION OF DIRECTORS
ANDREW E. GRAVES
Age: 56
Director Since: 2010
Thor Committees:
Compensation and Development
Nominating and Corporate Governance
ALAN SIEGEL
Age: 80
Director Since: 1983
Thor Committees:
Nominating and Corporate Governance
Outside Directorships:
The Thompson Family Foundation, Inc. (2009 – Present)
Woodstock School of Art (2002 – Present)
Maverick Concerts, Inc. trustee (2002 – Present)

13	Notice of 2015 Annual Meeting & Proxy Statement |

CURRENT DIRECTORS NOT UP FOR RE-ELECTION:

Mr. Orthwein, a co-founder of our Company, currently serves as Executive Chairman of the Board, having been appointed to this position in August of 2013 and having previously served as Chairman and Chief Executive Officer from November of 2009 to July of 2013. Mr. Orthwein has served as a director of our Company since its founding in 1980, Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November of 2009, and Treasurer of our Company from 1980 to November of 2009. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

Skills and Qualifications:

●	Management	●	Business Operations	●	Finance/Capital Allocation
●	Financial Expertise/Literacy	●	Mergers & Acquisitions	●	Strategy

Mr. Jones, who became a director in August of 2014, is the President and Chief Operating Officer of Oshkosh Corporation, appointed in August of 2012. He was elected Chief Executive Officer of Oshkosh effective January 1, 2016. His current responsibilities include leading and directing all aspects of the Access Equipment, Fire & Emergency, and Commercial Segments, along with the company’s Asian operations. Mr. Jones joined Oshkosh Corporation in 2005 and held senior leadership positions in the Fire & Emergency Segment until July of 2007 when he became President of Pierce Manufacturing, Inc. From September of 2008 to

September of 2010, Mr. Jones held the position of Executive Vice President and President of the Fire & Emergency segment. From September of 2010 to August of 2012, Mr. Jones led the Access Equipment Segment as Executive Vice President and President, the largest business segment of the company, until his appointment to President and Chief Operating Officer. Our Nominating and Corporate Governance Committee believe his experience in specialty vehicles and management experience make him an asset to our Board.

Skills and Qualifications:

●	Business Ethics	●	Management	●	Business Operations
●	Corporate Governance	●	Financial/Capital Allocation	●	Government/Public Policy
●	International	●	Marketing/Sales	●	Risk Management
●	Talent Management	●	Technology/Systems	●	Mergers & Acquisitions
●	Strategy

OUR BOARD OF DIRECTORS CURRENT DIRECTORS
PETER B. ORTHWEIN
Age: 69
Director Since: 1980
Executive Chairman of the Board
WILSON JONES
Age: 54
Director Since: 2014
Thor Committees:
Audit
Compensation and Development
Outside Directorships:
Association of Equipment Manufacturers (2010 – Present)

| Notice of 2015 Annual Meeting & Proxy Statement	14

Mr. Kosowsky, who became a director in March of 2010, is a certified public accountant who since 1985 has conducted business through his own advisory firm. The firm provides services that include business and intellectual property valuations, forensic accounting and financial analysis, and alternative dispute resolutions. From January of 2003 to February of 2010, Mr. Kosowsky served as the Chairman of the board of directors and Chairman of the audit committee for ON2 Technologies Inc., a U.S. based video compression software company, which was acquired by Google, Inc. Our Nominating and Corporate Governance Committee and Board believe that his extensive accounting experience and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

Skills and Qualifications:

●	Business Ethics	●	Management	●	Business Operations
●	Corporate Governance	●	Financial/Capital Allocation	●	Financial Expertise/Literacy
●	Financial Services Industry	●	International	●	Finance
●	Real Estate	●	Risk Management	●	Technology/Systems
●	Mergers & Acquisitions	●	Strategy	●	Taxation
●	Litigation

Mr. Martin has been with our Company since 2001 when we acquired Keystone RV where he worked since July of 1998. Mr. Martin currently serves as President and Chief Executive Officer. From August of 2012 to July of 2013, Mr. Martin served as the Company’s President and Chief Operating Officer. Mr. Martin previously served as President of our RV Group from January of 2012 to August of 2012. Prior to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January of 2010 to January of 2012 and Executive Vice President and Chief Operating

Officer of Keystone RV from January of 2007 to January of 2010. Mr. Martin has held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreational vehicle and manufactured housing company. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

Skills and Qualifications:

●	Management	●	Business Operations	●	Marketing/Sales
●	Risk Management	●	Talent Management	●	Mergers & Acquisitions
●	Strategy	●	Business Ethics

CURRENT DIRECTORS OUR BOARD OF DIRECTORS
J. ALLEN KOSOWSKY
Age: 67
Director Since: 2010
Thor Committees:
Audit Nominating and Corporate Governance (Chair)

Past Outside Directorships:

Naugatuck Valley Corporation (2014 – 2015)
On2 Technologies, Inc. (2003 – 2010)
ROBERT W. MARTIN
Age: 46
Director Since: 2013
President and Chief Executive Officer

15	Notice of 2015 Annual Meeting & Proxy Statement |

OUR BOARD OF DIRECTORS CURRENT DIRECTORS

Mr. Suwinski, who became a director in July of 1999, joined the faculty of the Samuel-Curtis Johnson Graduate School of Management, Cornell University in July of 1996 and is currently its Clinical Professor of Management and Operations, where he co-teaches the Strategic Operations Immersion course, as well as courses in Business Strategy and Strategic Alliances. Mr. Suwinski served in a variety of managerial roles at Corning, Incorporated, a global manufacturing company. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group at

Corning, Incorporated and, from 1992 to 1996, Mr. Suwinski was Chairman of Siecor, a Siemens/Corning joint venture. Mr. Suwinski is currently a director of ACI Worldwide, Inc. and formerly a director of Tellabs, Inc. Mr. Suwinski served on the board of directors of Ohio Casualty Group, Inc. from 2002 to 2007. Our Nominating and Corporate Governance Committee and Board believe that his management experience and his significant public company board experience make him an asset to our Board.

Skills and Qualifications:

●	Academia/Education	●	Business Ethics	●	Management
●	Business Operations	●	Corporate Governance	●	Finance/Capital Allocation
●	Risk Management	●	Talent Management	●	Strategy
●	International	●	Strategic Alliances

Mr. Ziemer, who became a director in December of 2010, was the President, Chief Executive Officer, and a director of Harley-Davidson, Inc. from 2005 to 2009. Mr. Ziemer joined Harley-Davidson in 1969 and held a series of positions in manufacturing, engineering, accounting, parts and accessories, and finance. From 1991 until his election as the President and Chief Executive Officer of Harley-Davidson in 2005, he served as the Chief Financial Officer. Mr. Ziemer also served as President of The Harley-Davidson Foundation,

Inc. from 1993 to 2006. Mr. Ziemer is currently a director of Textron, Inc. Our Nominating and Corporate Governance Committee and Board believe that Mr. Ziemer’s substantial management experience as a chief executive officer of a public company and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

Skills and Qualifications:

●	Management	●	Business Operations	●	Corporate Governance
●	Finance/Capital Allocation	●	Financial Expertise/Literacy	●	International
●	Finance	●	Marketing/Sales	●	Risk Management
●	Strategy

JAN H. SUWINSKI
Age: 74
Director Since: 1999
Lead Director
Thor Committees:
Audit
Compensation and Development (Chair)
Outside Directorships:
ACI Worldwide, Inc (2007 – Present)
Tellabs, Inc. (1997 – 2013)
JAMES L. ZIEMER
Age: 64
Director Since: 2010
Thor Committees:
Audit (Chair)
Outside Directorships:
Textron, Inc. (2007 – Present)
Harley Davison, Inc. (2004 – 2009)

| Notice of 2015 Annual Meeting & Proxy Statement	16

BOARD COMMITTEES
OUR BOARD OF DIRECTORS

Our Board of Directors and Board Committees

Our Board has three committees with the principal functions described below. The charters of each of these committees are posted on our website at www.thorindustries.com and are available in print to any Shareholder who requests them.

Audit Committee	Compensation and Development Committee	Nominating and Corporate Governance

The principal functions of our Audit Committee are to:

•   Recommend engagement of our independent registered public accounting firm

•   Maintain communications among our Board, our independent registered public accounting firm, and our internal accounting staff with respect to accounting and auditing procedures, implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls, and related matters

•   Oversee the selection and removal of the internal audit director

The principal functions of our Compensation and Development Committee are to:

•   Establish and review executive compensation policies and guiding principles

•   Review and approve the compensation of our Executive Chairman and our Chief Executive Officer and evaluate their performance in light of such compensation

•   Review and approve the compensation of our other executive officers

•   Evaluate and approve the design of compensation and benefit programs for our executive officers

•   Assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs

•   Review management and leadership development, retention, and diversity strategies for our Company

The principal functions of our Nominating and Corporate Governance Committee are to:

•   Address all matters of corporate governance

•   Evaluate qualifications and candidates for positions on our Board using the criteria set forth under the heading “Proposal 1 – Election of Directors”

•   Review succession plans, including policies and principles for the selection and performance review of the Chief Executive Officer

•   Establish criteria for selecting new directors, nominees for Board membership, and the positions of Executive Chairman and Chief Executive Officer

•   Review all components of compensation for independent directors

•   Determine whether a director should be invited to stand for re-election

Committee Members

•   James L. Ziemer*, Chair

•   J. Allen Kosowsky*

•   Jan H. Suwinski

•   Wilson Jones

*Our Board has determined that Mr. Kosowsky and Mr. Ziemer are “audit committee financial experts” as defined in Section 407 of the Sarbanes-Oxley Act of 2002

	Committee Members • Jan H. Suwinski, Chair • Andrew Graves • Wilson Jones	Committee Members • J. Allen Kosowsky, Chair • Andrew Graves • Alan Siegel
Met in person, by telephone, or took action by unanimous written consent during Fiscal Year 2015: 8 times	Met in person, by telephone, or took action by unanimous written consent during Fiscal Year 2015: 10 times	Met in person, by telephone, or took action by unanimous written consent during Fiscal Year 2015: 4 times
Each member of each committee is independent in accordance with the rules of the NYSE and our Director Independence Standards which are available on our website, www.thorindustries.com.

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CORPORATE GOVERNANCE

Good corporate governance is a persistent focus of our Board and Management team. Thor’s Board-adopted Governance Guidelines serve as the framework for consistently-effective governance of the Company. The Guidelines are regularly reviewed and updated. The Guidelines are available on our Company website.

BOARD SELECTION PROCESS

Our Nominating and Corporate Governance Committee screens candidates and recommends nominees to the full Board. Our By-laws provide that our Board may set the number of directors at no less than one (1) and no more than fifteen (15). Our Board currently consists of eight (8) directors who are divided into three (3) classes. The Board is well aware that a classified Board is not a favored practice by shareholder advisory firms. Careful consideration of the current classified structure is made on an annual basis. Through this process, the Board has determined that the business of Thor is such that a classified board allows for continuity of understanding of our unique industry that is essential to the ultimate mission of driving long-term shareholder value. While it maintains the classified structure, the Board’s recognition for the injection of fresh points of view is demonstrated by the fact that four (4) of its eight (8) members have served on the Board for five (5) years or less.

Our Nominating and Corporate Governance Committee has relied upon board search firms in identifying suitable candidates. During this process, the Board engages in evaluation of a widely-diverse set of candidates. An important consideration in our prospective Board member evaluation includes his or her obligation to other boards that would detract from their obligation to fully serve on our Board. Further, the Committee may consider Shareholder nominations of candidates for our Board provided that any such nominee possesses the requisite business, management, and educational experience.

BOARD LEADERSHIP

Currently, our Board leadership consists of an Executive Chairman, our founder Peter Orthwein, and a Lead Independent Director, Jan Suwinski, and strong committee chairs: Jim Ziemer (Audit), Jan Suwinski (Compensation and Development), and Allen Kosowsky (Nominating and Corporate Governance).

DIRECTOR INDEPENDENCE

Two of our eight directors are employed by our Company (Messrs. Orthwein and Martin). With the exception of these two individuals, our Board is comprised entirely of “independent” directors as that term is defined by both NYSE listing standards and our own Governance Guidelines. The Board conducts an annual review to determine the continued “independence” of all of our independent directors (Messrs. Suwinski, Ziemer, Graves, Kosowsky, Siegel, and Jones).

INDEPENDENT DIRECTOR MEETINGS

Thor’s independent directors, as an entire body or part thereof, meet in executive session at the conclusion of each Audit Committee meeting and Compensation and Development Committee meeting as well as upon the conclusion of each Board meeting.

DIRECTOR ATTENDANCE

During our Fiscal Year 2015, the Board of Directors held eight (8) meetings. In the aggregate, current Directors attended 98% of the combined total meetings of the full Board and the Committees on which they served during our 2015 year. No current Director attended less than 92% of the combined total meetings of the full Board and the Committees on which the Director served during this past year.

ANNUAL BOARD AND COMMITTEE EVALUATION

Each year, our Board conducts evaluations of each Committee and the Board as a whole. This process includes evaluation of the individual members of Committees and the Board. The evaluation process includes a process of dynamic feedback designed to identify areas of increased focus.

OUR BOARD OF DIRECTORS STRUCTURE, COMMITTEES, AND CORPORATE GOVERNANCE

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BOARD RISK OVERSIGHT

At both the full Board and Committee level, a primary function of our Board of Directors is to oversee the Company’s risk profile and the processes established by Management for managing risk. Our Board and its Committees regularly evaluate these risks and the mitigation strategies employed by Management. In general terms, our Committees oversee the following risks:

Audit Committee: All risks related to financial controls, including all applicable legal, regulatory, and compliance risks, as well as the overall risk management governance structure, including evaluating and responding to the assessments of both our Internal Audit Department and our External Auditors.

Compensation and Development Committee: All risks associated with the design and elements of our compensation program and related compliance issues.

Nominating and Corporate Governance Committee: All risks that are managed by the Company’s governance programs and the applicable compliance issues.

In performing its oversight responsibilities, the Board relies, in part, upon the results and information gained through the Company’s Enterprise Risk Management Program, and considers the program for amendment, as appropriate. The program is robust and designed to ensure appropriate risk monitoring and controls on risks associated with our business. Risks evaluated through the program include, but are not limited to, acquisitions integration risk, legal risk, compliance risk, human resources risk, mergers & acquisitions risk, IT & cyber risk, operations risk, and finance risk.

The Board receives regular reports from Management regarding the status of its risk management programs, and provides input and direction designed to keep the risk management programs effective against dynamic and ever-evolving risks applicable generally to commercial enterprises and specifically to our Company.

The Board and Management have developed a culture of risk awareness and risk management that includes annual company-wide ethics training. Through this constant process, the Company gains input from a great number of its employees as it evaluates the risks and updates its management plan accordingly.

SUCCESSION PLANNING

Our Board is actively engaged and involved in talent management. Our succession plan and talent management programs are reviewed quarterly with the Compensation and Development Committee and then reviewed and considered by the full Board. These discussions include an on-going evaluation of our talent and leadership bench and the succession plan that envisions those individuals’ advancement to key positions in our Company.

In addition, high potential employees are regularly evaluated and engaged in comprehensive training, both on the job and in the classroom. During our Fiscal Year 2015, we instituted a program of executive studies through the University of Notre Dame where high potential employees and top level management participated in a series of comprehensive programs designed to provide further education that is relevant to their job functions.

SHAREHOLDER COMMUNICATIONS

We encourage shareholder communication with the Company. Any communications from interested parties directed toward independent directors specifically may be sent to Alan Siegel, one of our independent Directors, who forwards to each of the other independent directors any such communications that, in the opinion of Mr. Siegel, deal with the functions of our Board or the Committees thereof or that he otherwise determines require their attention. Mr. Siegel’s address for this purpose is c/o Thor Industries, Inc., Attention: Corporate Secretary, 601 East Beardsley Avenue, Elkhart, IN 46514.

CODE OF ETHICS

We have adopted a written code of ethics, the “Thor Industries, Inc. Business Ethics Policy”, which is applicable to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other executive officers identified in this Proxy Statement who perform similar functions (collectively, the “Selected Officers”). Our code of ethics is posted on our website found at www.thorindustries.com and is available in print to any Shareholder who requests it. Each year members of the management teams at each of our subsidiaries as well as our NEOs engage in training on our Business Ethics Policy.

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STRUCTURE, COMMITTEES, AND CORPORATE GOVERNANCE OUR BOARD OF DIRECTORS

We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officer on our website or by filing a Form 8-K with the SEC.

OUR GOVERNANCE PRACTICES

Thor is committed to governance principles that are designed to be in the best interest of our Shareholders by promoting good governance practices and long-term success. In doing so, our Board evaluates each governance opportunity as it uniquely applies to Thor. In some instances, this leads our Board to adopt and/or maintain policies that it deems in the best interest of Thor that may not be fully consistent with the views held by others. These decisions and determinations are not made lightly; instead, great consideration is given to the adoption of principles best suited for Thor’s long-term success. Controlling governance principles include:

●	We operate as a classified Board.
●	Our Board has a total of eight (8) members, six (6) of whom are independent, and all of whom have significant business operations and/or management experience.
●	Directors are elected by a majority of votes cast.
●	The Board conducts an annual self-evaluation as does each Committee of the Board.
●

Our Board and NEOs have stock ownership and retention guidelines. In our Fiscal Year 2015, the guidelines applicable to Directors were increased to an amount equal to three (3) times the annual retainer paid to the Directors.

●	We closely monitor the alignment of our NEO compensation with our long-term shareholder return.
●	We maintain a policy prohibiting derivative trading, hedging, and pledging by our Section 16 officers and directors.
●	In our Fiscal Year 2013, we adopted a “no-fault” clawback policy that requires all recipients of incentive compensation to repay any compensation awarded for earnings that are subsequently restated.
●	The Board regularly reviews the Company’s succession plan and talent management program.
●	There is no shareholder rights plan.
●	Thor maintains no “poison pill”.
●	There is no enhancement of executive compensation upon a change in control.
●

In our Fiscal Year 2015, Thor’s Board approved (for implementation in Fiscal Year 2016) a double trigger for all future awards and grants before any change in control would result in the accelerated vesting of such award and/or grant.

●

In our Fiscal Year 2015, Management and the Board adopted a shareholder engagement strategy that resulted in direct communications with many of our Shareholders and created the opportunity and expectation of a continuation of such outreach in the coming year.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual cash retainer of $170,000, payable quarterly, plus expenses. Our Lead Director and the Chair of our Audit Committee each receive an additional annual cash retainer of $20,000, payable quarterly. The Chair of the Compensation and Development Committee receives an additional annual cash retainer of $20,000 and the Chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $10,000, all of which is payable quarterly. The following table summarizes the compensation paid to our non-employee directors in Fiscal Year 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards($)	Stock Awards($)(2)	Total($)

Andrew E. Graves	$170,000	—	$50,950	$220,950
Wilson Jones	$170,000	—	$50,950	$220,950
J. Allen Kosowsky	$180,000	—	$50,950	$230,950
Alan Siegel	$170,000	—	$50,950	$220,950
Jan H. Suwinski	$210,000	—	$50,950	$260,950
Geoffrey A. Thompson (3)	$85,000	—	$50,950(4)	$135,950
James L. Ziemer	$190,000	—	$50,950	$240,950
(1)	Fees consist of an annual cash retainer for Board and Committee service and an additional annual cash retainer paid to the Lead Director and the Committee Chairs.
(2)	Stock Awards consist of a restricted stock unit award of 1,000 units each on October 9, 2014, under our 2010 Plan, which award vests on the anniversary date of the date of grant.
(3)	Mr. Thompson resigned from our Board on November 28, 2014.
(4)	Upon Mr. Thompson’s resignation from the Board, the Compensation and Development Committee accelerated the vesting of his award.

OUR BOARD OF DIRECTORS
STRUCTURE, COMMITTEES, AND CORPORATE GOVERNANCE

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The following is a list of the names, ages, titles, and certain biographical information of our current executive officers who are not directors as of October 27, 2015. Executive officers serve at the discretion of our Company.

COLLEEN ZUHL Age: 49 Senior Vice President and Chief Financial Officer

Mrs. Zuhl joined our Company in June of 2011, currently serving as Senior Vice President and Chief Financial Officer. Prior to accepting her role as Vice President and Chief Financial Officer in October of 2013, Mrs. Zuhl served the Company as Vice President and Controller from February of 2013 to October of 2013, Interim Chief Financial Officer from October of 2012 to February of 2013, and Director of Finance

from June of 2011 to October of 2012. Prior to joining our Company, Mrs. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE, from August of 2006 to June of 2011.

TODD WOELFER Age: 48 Senior Vice President, General Counsel, and Corporate Secretary

Mr. Woelfer joined our Company in August of 2012, serving as Senior Vice President, General Counsel, and Corporate Secretary. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May of

2007 through May of 2010, Mr. Woelfer served as General Counsel to All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE.

KENNETH D. JULIAN Age: 48 Vice President of Administration and Human Resources

Mr. Julian has been with our Company since March of 2004, currently serving as Vice President of Administration and Human Resources. Mr. Julian served as Vice President, Human Resources from July of 2009 until August of 2014. Mr. Julian previously served as Vice President of Administration of Keystone RV from March of 2004 to June of

2009. Prior to joining our Company, Mr. Julian served as the Director of Operations and Human Resources, as well as Corporate Secretary, for Ascot Enterprises, Inc. from February of 1989 to March of 2004.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

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RATIFICATION OF INDEPENDENT
REGISTERED ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal control over financial reporting for the Fiscal Year ending July 31, 2016. Deloitte was our independent registered public accounting firm for the Fiscal Year ended July 31, 2015. Unless a Shareholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the Fiscal Year ending July 31, 2016.

Representatives of Deloitte will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any Shareholder questions that may be asked.

We are asking our Shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES (PAID TO DELOITTE & TOUCHE LLP)

The following table represents the aggregate fees billed to us for Fiscal Years 2015 and 2014 by Deloitte:

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees	$1,484,000	$1,377,200
Audit-Related Fees	—	—

Subtotal	$1,484,000	$1,377,200
Tax Fees	$779,809	$469,200
All Other Fees	—	—

Total Fees	$2,263,809	$1,846,400

Audit Fees.   Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees.   Represents fees for assurance and related services which are reasonably related to the audit of our financial statements.

Tax Fees.     Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance, and tax planning.

All Other Fees.  Represents fees for products and services provided to us not otherwise included in the categories above.

Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.

Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2015.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

| Notice of 2015 Annual Meeting & Proxy Statement	22

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws, regulations, and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it.

Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2015, the Company’s internal audit department with the assistance of Crowe Horwath LLP performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an assessment of the Company’s internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the Fiscal Year ended July 31, 2015, with the Company’s Management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the PCAOB. In addition, the Audit Committee has received the disclosures from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2015.

The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee

James L. Ziemer, Chair

J. Allen Kosowsky

Jan H. Suwinski

Wilson Jones

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

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ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOS

In accordance with SEC rules and consistent with our Board’s goal of transparency to our Shareholders, we provide our 2015 “Compensation Discussion and Analysis.” Our compensation program for our Named Executive Officers is designed to: (i) closely align compensation with our profitability and performance and thereby with the objectives of long-term holders of our stock; (ii) link compensation to specific, measurable, and long-term value-creating results; and (iii) enable us to attract and retain key executive talent. Our Shareholders are asked to approve our compensation program through what is commonly called the “Say on Pay” vote and, through their vote of approval, endorse the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including disclosures in the Compensation Discussion and Analysis section, the compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

| Notice of 2015 Annual Meeting & Proxy Statement	24

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers (our “NEOs”) for our Fiscal Year 2015. These NEOs include:
Peter B. Orthwein, our Executive Chairman
Robert W. Martin, our President and Chief Executive Officer
Colleen A. Zuhl, our Senior Vice President and Chief Financial Officer
Todd Woelfer, our Senior Vice President, General Counsel, and Corporate Secretary
Ken Julian, our Vice President of Administration and Human Resources
In addition to telling you what the compensation plan is, we explain why the Compensation and Development Committee of our Board of Directors believes our plan to be in the best interest of each of you, our Shareholders.

Executive Summary

OUR BUSINESS

Thor is the owner of operating subsidiaries that, combined, form one of the largest manufacturers of recreational vehicles in the world. In addition, Thor is the owner of one of the largest suppliers of aluminum extrusions to the recreational vehicle industry and other industries. For more information about our business, please see “Business and Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on September 21, 2015.

2015 Business Highlights

In our Fiscal Year 2015, Management maintained focus on its execution of our strategic plan, yielding record levels of sales and earnings. Net sales from continuing operations increased 13.7% to a record $4.0 billion while net income from continuing operations increased 15.1% to a record $202 million, or $3.79 per diluted share. Our Fiscal Year 2015 performance was buoyed by the long-term investments made in recent years, including a number of significant capital expansions and strategic acquisitions. Prudent capital management, including a maintained focus on being an opportunistic acquirer, remains a hallmark of our plan. Our three-year Total Shareholder Return (“TSR”) is in the top half of our peer group. The chart below depicts a three year annualized TSR for Thor and each member of our compensation peer group, the members of which are identified on page 35 of this Proxy Statement. The horizontal line depicts the mean annualized TSR for the same group.

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COMPENSATION DISCUSSION AND ANALYSIS

Key accomplishments from this past Fiscal Year include:

●	Record total sales of $4 billion from continuing operations, up 13.7% from our prior record year in Fiscal Year 2014;

●	Net income of $202 million from continuing operations, up 15.1% from Fiscal Year 2014’s prior record level;

●	Diluted EPS from continuing operations of $3.79, up 15.2% from 2014;

●	Increased Towable RV and Motorized RV sales of 13.8% and 8.3%, respectively; and

●

The acquisitions of DRV, Cruiser RV, and Postle Aluminum as well as the acquisition or expansion of a number of facilities designed to secure the operating footprint necessary to sustain our long-term growth objectives.

We also maintained an effective capital management strategy, which is always a strong priority to us in our cyclical business that can be highly sensitive to macro-economic influences. It has long been our philosophy to minimize long-term debt and to manage our cash position to allow for a protective cushion for operations and the ability to pursue strategic acquisitions, issue dividends, and buy back stock.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights of our compensation practices for Fiscal Year 2015 included:

●	No upward adjustment in the base compensation or incentive compensation formula for our CEO;
●	Continued advice from a compensation consultant;
●	Continued analysis of and reliance upon benchmarking data;
●	Continued implementation of a comprehensive “no fault” clawback policy;
●	Continuation of our Long Term Incentive Plan (the “LTI”);
●	Maintenance of our Stock Ownership and Retention Guidelines;
●	No awards of stock options;
●	No perquisites awarded to our NEOs;
●	Elimination of previous, non-formulaic bonus programs for NEOs;
●	Total target compensation levels at or below median peer levels of our compensation peer group;
●	Cap on cash performance compensation awards of $10 million per executive per calendar year; and
●	No written employment contracts, severance agreements, or golden parachutes with our current NEOs.

CEO Compensation (Mr. Martin)*

	FY 2015	FY 2014	% Change
Base Salary	$750,000	$750,000	0.0%
Annual Incentive Award	$5,041,822	$4,336,396	16.3%
Long Term Incentive	$1,440,520	$1,238,970	16.3%
Total Compensation	$7,232,342	$6,325,366	14.3%

*The formula for Mr. Martin’s compensation remained unchanged for Fiscal Year 2015. The increase in the amount of his incentive compensation was solely related to the increase in the Company’s profits.

Corporate Governance Policies

It is our goal to conduct our business in an environment defined by good governance practices. The following policies and practices are central to our governance practices at Thor:

●

Effective August 1, 2013, Thor separated the Chairman and Chief Executive Officer roles. Due to the fact that our Chairman is an Executive Chairman, Thor will continue to utilize an independent Lead Director as mandated by our Corporate Governance Guidelines, which are available on our website at www.thorindustries.com. Thor believes this structure is optimal at this time because it allows our CEO, Robert Martin, to focus on setting the strategy and vision of the Company and leading their execution while allowing our Executive Chairman, co-founder Peter Orthwein, to focus on leading the Board of Directors and providing Thor with direction on capital allocation (including acquisitions).

●	The Compensation and Development Committee is composed solely of independent directors.
●	Towers Watson, the Compensation and Development Committee’s independent consultant, is retained directly by the Committee.
●

The Compensation and Development Committee conducts an annual review of Thor’s compensation practices, considers the alignment of the compensation program with Thor’s strategic objectives, including attracting and retaining industry leading talent, measures the risks that may be presented by our compensation practices, measures our executive compensation against appropriate benchmarks, and ensures that the Company’s pay practices are aligned with the interests of our Shareholders.

●

In Fiscal Year 2013, we adopted stock ownership and retention guidelines for both our executive officers and our Board. In Fiscal Year 2015, we increased our retention requirements for our directors to three times their annual retainer.

●	Thor prohibits our executives and directors from engaging in hedging, pledging, or short transactions with respect to Thor shares.
●	Thor has no perquisites for our executive officers.
●

Thor maintains a clawback policy that applies to both our equity and non-equity incentive compensation programs and requires recoupment of any incentive compensation paid within the last three (3) years that is subsequently

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determined to have been paid upon erroneous financial statements that require a restatement regardless of the cause of the restatement (i.e. fraud is not required before recoupment is mandated).
●	Thor does not provide for “golden parachute” excise tax gross-ups or cash severance payments upon a change in control of the Company.
●

Thor manages shareholder dilution, share usage, and overhang rates by limiting participation in our LTI, not using stock options as part of our compensation plan, and engaging in periodic stock buybacks.

●	Thor has no agreements with its executives requiring golden parachute cash payments upon a change in control.

Our Compensation Philosophy: Tying Pay to Performance

Our compensation philosophy is very much a part of the core strategy upon which our Company has been built. In 1980, when our founders, Wade Thompson and Peter Orthwein, started Thor, they were the sole shareholders. At the time, they developed a compensation program that was designed to drive bottomline performance that would create long-term shareholder value. Some 30 years before shareholder advisory services would begin to stress the importance of “pay for performance”, Messrs. Thompson and Orthwein founded our Company upon a true “pay for performance” system. To them, the sole shareholders at the time, performance was best measured by bottomline results. Their philosophy was simple: when properly incentivized, good managers would manage the various inputs that maximize profits and, in turn, create shareholder value. On this premise, our founders developed the pay program that forms the core of Thor’s current pay program, our Management Incentive Program or “MIP”.

The program calls for a reasonable base salary plus the MIP, an incentive award calculated using net profit before tax (“NBT”). A key component to the program is its simplicity. For competitive reasons explained below, in our industry where our people are crucial to our success, the simplicity of Thor’s program is essential to its ability to drive long-term performance. The goals of the program – all designed to align with the interests of our Shareholders – are today what they were back in 1980: to attract and retain industry leading talent, to advance the strategic plan of the Company, and to reward our employees for producing results that benefit our Shareholders. This philosophy has driven the Company’s performance over the years and, for this reason, our incentive-based MIP continues as the primary factor in our current program.

Time-tested to deliver great benefits to our Shareholders, Thor’s compensation philosophy has driven a string of 35 unbroken years of profitability in a cyclical industry that is particularly sensitive to the national economic climate due to the highly discretionary demand for our products. Both Management and our Board believe that the MIP has been a consistent and instrumental force in delivering positive results to our Shareholders. The MIP incentivizes key employees to think and manage like owners seeking to maximize earnings within the confines of good corporate governance all designed to drive long-term shareholder value.

While the MIP is a single-factor system, any notion that the multiple contributing factors to our Company’s success, both long-term and short-term, are therefore underappreciated is belied by our Company’s history, which includes a continued investment in our future through both capital expenditures and strategic acquisitions. In Fiscal Year 2015, for example, our capital expenditures exceeded $42 million. In addition, this past year we invested over $194 million in strategic acquisitions. Our strategic plan is founded upon continuous investment in our future, all to the long-term benefit of our Shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Our MIP program is transparent. We do not change or remove metrics from our system to fit the economic times of our Company. We do not believe that a dynamic pay plan that adjusts metrics to increase or decrease compensation paid to our NEOs would offer a better solution for our Shareholders. We count on our MIP to incentivize our team. And it works. We have and will stay true to the program that has contributed to our success.

As mentioned above, our program consists of a reasonable base salary and incentive compensation. In Fiscal Year 2012, our incentive compensation was revised to include a long-term element awarded in Restricted Stock Units (RSUs) that vest over 3 years. Both of our incentive programs award our NEOs based on NBT. Thor is well aware of a predominating view that multiple factors should be included when determining incentive-based compensation. While great consideration has been given to adjusting Thor’s programs to add additional factors, no changes have been made. The reasoning supporting the decision to hold steadfast to a single metric system using NBT is both simple and complex. Simply, the program has worked and the same philosophy that led to its implementation back in 1980 reigns true today as it is still true that incentivizing our top management to drive results as measured by NBT requires our managers to make decisions that drive our stock’s performance. We guard aggressively against any short-term management thinking that could detract from long-term performance. Throughout Thor’s successful history, we’ve simply not had management teams that pushed short-term performance at a cost to long-term value creation. As mentioned above, last year, we set a record for capital investment and acquisitions within our Company spending more than $236 million, each dollar of which was invested to drive long-term performance at a cost to the short-term bottomline. Thor has consistently and repeatedly demonstrated its dedication to the long-term performance of the Company, belying any concern that the use of NBT as a metric might somehow promote short-term decision making at the peril of long-term performance.

In a bit more complex sense, Thor’s compensation program, particularly its simplicity, is essential to its long-term success. We operate as a market leader in a unique industry. Why is the RV industry unique? The vast majority of the operations of OEMs in our industry are located within 50 miles of any one of our Indiana facilities. This creates an uncomfortable ease of job transferability for nearly all employees within the industry. A job change within our industry rarely demands relocating, changing schools, or leaving family and/or established friends, making the threat of losing key personnel omni-present. When this reality is laid upon another basic fabric of our business, that our industry is a people-driven industry where the difference between success and failure is often defined by the people employed, the combination of those factors make our pay plan an essential element of our success. While only one of our competitors (Winnebago: WGO) is publicly-traded and, therefore, discloses its compensation program, we nevertheless become well aware of the compensation practices of our privately-held competitors as a result of the migration of employees that is prevalent in our industry.

Simplicity of our program is essential. Complicated programs with multiple factors and with escalators or de-escalators that get adjusted to match the prevailing economic conditions of the time have been tried in our industry, and have failed almost as often as they have been tried. The resultant impact of those programs has been the demise of what were once great competitors proving the crucial importance of a simple, fair compensation program to the long-term success of an RV company. In the RV industry, if a company loses its key asset, its people, due to its pay program being viewed as being more complicated and/or being beyond the control of the employees, the company falters. When you consider this reality in context of the geographic centricity that defines our industry, the potential loss to a company that offers a program that is not favored by its employees will be both devastating and immediate. The loss of a talented employee typically delivers twice the blow to Thor or any other RV company as that talented employee not only leaves, causing a decline in talent at the former employer, but most often, that individual becomes employed by a competitor who is intent on taking market share. Undeniably, our compensation program is an essential element of our success. History has proven its ability to deliver results to our Shareholders, and the future success of the Company depends, in many ways, on its maintenance.

Finally, because Thor’s true competitors, save one who is of a markedly smaller size and does not offer a meaningful comparison, do not publicly disclose their pay programs or financial performances, no peer group that would offer a reasonable basis for comparison exists. A comparison against its compensation pay group on various factors such as ROA, ROE, Earnings, Margins, Cash Flow, or TSR would lead to a comparison of the incomparable, yielding results that offer no benefit to our Shareholders. The RV industry marches to the beat of its own drummer. It is often the first to feel recessionary effects and the first to recover when the economy bounces back. Comparing an RV company’s performance by any measure to a company not in our industry is simply not a realistic measure of how our Management team has performed. For the vast majority of the most commonly relied upon metrics, our Company outperforms our peer group on a consistent basis. However, our Company operates in a different market, with different levels of capital intensity and cyclicality, and a unique model that drives our impressive cash flow. Comparing our stellar performance in these areas to our compensation peer group members would not yield a meaningful evaluation of our NEOs. For this reason, we have not altered our program.

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COMPENSATION DISCUSSION AND ANALYSIS

While the reasons for continuing our compensation program are well-appreciated, in the course of good corporate governance, we regularly evaluate our program. Constant scrutiny of the program allows the Board and Management to evaluate the program’s continued ability to drive results for our Shareholders. As mentioned above, we have evaluated other metrics for inclusion in our program. Those evaluations have invariably led to the conclusion that modification of the program would detract from its ability to attract and retain key talent and to incentivize performance that drives outstanding shareholder return. While the pressure in the regulatory market may be great to adopt a program using TSR or any number of other metrics, a decision that lies in the best interest of Shareholders rests within reasoned logic not marketplace pressure. For these reasons, the program remains in its simple and time-tested format. Thor understands that it faces the potential of running afoul of shareholder advisory firms’ recommendations, but that appreciation does not alter the validity of its pay program. It is important to mention that the view of Thor’s Management and Compensation and Development Committee is that the notion of multiple metrics, when there are valid comparisons to be made against companies competing in similar industries, for the same market share, and under the same market conditions, is entirely appropriate. The challenge at Thor arises when you attempt to compare entities that compete in different markets subject to their own unique market dynamics in the same manner that you might compare a group of true competitors. While the more difficult road may be to hold steadfast to a time-proven compensation program, it is the unanimous view of Management, our Compensation and Development Committee, and our Board as a whole that maintenance of our pay program lies in the best interests of our Shareholders.

Consistently high votes of approval (our lowest is approximately 96.8%) sends a message that our Shareholders agree with our philosophy and understand its importance to our future. Because we always welcome Shareholder input on our compensation program, in Fiscal Year 2014, we established a dedicated shareholder outreach program. Consistent with our prior Say On Pay voting results, we received overwhelming support from our Shareholders on our unique plan.

SHAREHOLDER UNDERSTANDING AND FEEDBACK IS IMPORTANT TO US
During Fiscal Year 2014, we began to solicit input and feedback on our compensation program from our Shareholders. The response to date has been overwhelmingly supportive of our program. We will continue to take advantage of opportunities to do so in the future as Shareholder understanding and feedback is important to us. Our Director of Corporate Development and Investor Relations, Jeff Tryka, coordinates these discussions for us. Feel free to contact Jeff if you have questions or wish to provide feedback about our compensation program. He can be reached at (574) 970-7912 or investors@thorindustries.com.

In addition to the “pay for performance” principles first adopted by our founders in 1980, our Compensation and Development Committee is guided by the following principles:

1.

Use of Benchmarking. We benchmark our executive compensation levels to our compensation peer group and to the market generally to ensure that our pay practices are in line with recognized practices of like companies.

2.	Work with Compensation Consultant.
3.	Seek to Attract and Retain Top Level Talent. The Committee ensures that our pay practices are competitive with industry competitors who are our local competition for talent.
4.

Align the Pay Plan with Shareholder Interests. The Committee supports a pay plan that places a significant portion of our executives’ pay at risk, making it variable and dependent upon the pre-tax profits of our business.

5.

Incentivize Sustained Profitability. The Committee promotes a pay plan that incentivizes our executives to deliver sustained profitability for our Shareholders within the guidelines of good corporate governance. The three year vesting schedule for LTI not only helps retain key talent, but also incentivizes Management to perform over the long term.

6.

Identify and Manage Risk. Our Committee evaluates and seeks to minimize risk exposure that is inherent in any pay for performance plan. A strong “no fault” clawback policy, discussed below, helps mitigate the risk as does diligent review and audit of the process that results in compensation decisions.

7.	Review and Evaluate Tally Sheets.
8.	Avoid Change in Control or Post-Employment Obligations for our Top Executives.
9.	Avoid Significant Perquisites for our Executives.

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COMPENSATION DISCUSSION AND ANALYSIS

10.	Maintaining a Simplistic, Transparent Pay Program. Options are not awarded. Our NEOs get no “other compensation” and/or perqs that are not paid to all of Thor’s full-time employees.
11.	Limit Cash Bonus Payments. The maximum amount that can be paid in any calendar year to any executive pursuant to a performance compensation award in the form of a cash bonus is $10 million.

OUR SAY ON PAY RESULTS
Last year, our Shareholders overwhelmingly voted “yes” to approve our plan at a rate of 98.8%. Our Plan is unique, so we are proud of our Say on Pay voting results. We strive to provide a fully transparent disclosure of our Plan and invite questions from our Shareholders. It’s important to us that our Shareholders understand the Plan on which they are voting and the rationale that supports it. We believe that our Shareholders’ support for our Plan is well founded and that our Plan is the right plan to incentivize performance that drives long-term shareholder value.

OUR NEO COMPENSATION FOR FISCAL YEAR 2015

The year-over-year changes in the compensation earned by our NEOs are outlined below:

Base Salary

Our Compensation and Development Committee considers industry norms as well as benchmarking data from companies of similar size in seeking to determine an appropriate base salary. The base salaries are part of a comprehensive compensation package paid to our executives and are determined accordingly so that the overall compensation package payable to an executive in any given year is commensurate with relevant factors such as benchmarking, experience, talent, contribution, industry standards, expectations, and performance.

On an annual basis, all employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are not automatic. Instead, they are determined in conjunction with available benchmarking data and/or merit-based factors, driven either by exceptional performance or promotion that often is rooted in experience with our Company. For our executives, the Compensation and Development Committee considers the market practices of our peer group as a guide for recognized ranges of compensation.

For Fiscal Year 2015, only one of our NEOs received a base salary increase from the base salary being paid at the end of the prior fiscal year, which increase was intended to align his base salary with available benchmarking data.

Variable Incentive Compensation

For Fiscal Year 2015, our NEOs’, including our CEO, compensation was approximately 78% incentive-based pay. Our philosophy supports this type of heavy reliance on variable performance-based pay.

Cash Incentive Awards

Cash incentive compensation consists of performance-based incentive awards. Previously, certain NEOs were awarded discretionary incentive bonus awards in addition to performance-based incentive awards. In Fiscal Year 2015, we eliminated all such planned discretionary awards. The financial metrics for the performance-based cash incentive compensation for our NEOs are determined prior to our Fiscal Year or within the abbreviated window allotted by Section 162(m) of the Code. Our Compensation and Development Committee considers non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for executive officers. The amount of cash incentive compensation for our NEOs is generally determined and paid on a quarterly basis. As discussed below, our Board of Directors also has the ability, on a no-fault basis, to seek recoupment or clawback of any incentive-based compensation paid within the last three (3) years that is ultimately determined to have been based upon financial statements that require a subsequent restatement.

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COMPENSATION DISCUSSION AND ANALYSIS

In Fiscal Year 2015, the incentive formulas for our MIP and cash payouts for our NEOs were as follows:

Name	Performance Metric (1)	Award

Peter B. Orthwein	0.5% of Company Pre-Tax Profit	$1,440,520
Robert W. Martin	1.75% of Company Pre-Tax Profit	$5,041,822
Colleen A. Zuhl	0.15% of Company Pre-Tax Profit	$432,158
Todd Woelfer	0.15% of Company Pre-Tax Profit	$432,158
Kenneth D. Julian	0.09% of Company Pre-Tax Profit	$259,294
(1) The calculation for determining the awards issued under the MIP plan are based upon pre-tax profits adjusted for certain items.

The maximum amount that can be paid in any calendar year to any executive pursuant to a performance compensation award in the form of a cash bonus is $10 million. The receipt of the cash incentive compensation is contingent upon the executive being employed with the Company or an operating subsidiary at the time of payment and certification by our Compensation and Development Committee that the amount proposed to be paid under the Plan is (a) consistent with the announced formulas and (b) that there is no cause to consider payment of a lesser amount.

Long-Term Equity Incentive Plan

In 2012, our Compensation and Development Committee approved a performance-based equity incentive plan, our LTI, for certain corporate executives and key managers at Thor’s subsidiaries.

Like the MIP, the LTI uses net profit before taxes adjusted for certain items as the metric to determine the awards granted under the plan. The LTI creates incentive among not just certain corporate executives, but also our management teams at our operating subsidiaries. The inclusion of key management personnel at the operating subsidiary levels acts to further incentivize pre-tax net profit improvement, all to the benefit of our Shareholders. As referenced above, we are mindful that our LTI uses the same metric as our MIP. Like all elements of our compensation program, we evaluate the LTI annually. In this process, we have considered adding additional metrics to this program. After a thorough review, and for the reasons outlined above, we elected to leave the LTI as a single metric.

The LTI awards restricted stock units instead of cash. Participants remaining as employees of our Company or one of its subsidiaries through the vesting period described below will become owners of Company stock, further aligning their interests with those of our Shareholders.

Importantly, the restricted stock units will vest in three (3) equal annual installments on the first, second, and third anniversary dates of the grant. This incentivizes management to think like owners and focus on long-term performance to the benefit of our Shareholders. If the participant ceases to be employed by the Company or one of its subsidiaries, he or she will immediately forfeit all restricted stock units awarded under the LTI that have not vested, in the absence of a discretionary adjustment by the Compensation and Development Committee. This vesting provision will further assist us in our efforts to retain our key talent.

For Fiscal Year 2015, the LTI awards for our NEOs were as follows:

Name	FY 2015 Metric (1)	Amount

Peter B. Orthwein (2)	N/A	—
Robert W. Martin	0.5% of Company Pre-Tax Profit	$1,440,520
Colleen A. Zuhl	0.15% of Company Pre-Tax Profit	$432,156
Todd Woelfer	0.15% of Company Pre-Tax Profit	$432,156
Kenneth D. Julian	0.15% of Company Pre-Tax Profit	$432,156

(1)  The calculation for determining the awards issued under the LTI plan is based upon pre-tax profits adjusted for certain items.

(2)  Mr. Orthwein was not granted an equity award under our LTI due to his significant equity holdings as a founder of our Company

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COMPENSATION DISCUSSION AND ANALYSIS

ADDITIONAL COMPENSATION ELEMENTS

Benefits and Perquisites

True to our simplistic compensation philosophy, our executives do not receive perquisites. Our NEOs participate in the same benefit plans available to all full-time employees of the Company. There are no benefits offered to our NEOs that are not available to our broader employee population.

Retirement Plans

Our Company does not offer retirement plans to our NEOs. Our NEOs are excluded from eligibility in our company-sponsored 401(k) plan but may participate in our Deferred Compensation Program that is available to all full-time employees who are precluded from participating in our 401(k) program. We believe that the compensation, taken as a whole, paid to our NEOs is fair and reasonable and, further, is designed to promote retention of key employees, all to the benefit of our Shareholders.

Stock Ownership and Retention Guidelines

In Fiscal Year 2013, our Board adopted stock ownership guidelines for our NEOs and our Board. In Fiscal Year 2015, our Board’s ownership guideline was increased to three (3) times the Board retainer amount. The guidelines require retention of the following levels of stock:

Title	Stock level
Chief Executive Officer	5 times base salary
Other NEOs	3 times base salary
Board of Directors	3 times base annual retainer

Our NEOs and Board of Directors must satisfy the requirement within five (5) years of, in the case of our NEOs, the date of their first LTI award at their current position or, in the case of the Board of Directors, the date of their first annual award.

Clawback Policy

As mentioned above, on a “no fault” basis, our Board of Directors is required to claw back any incentive-based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive based pay program.

Anti-Hedging and Pledging Policy

Our Company prohibits our executive officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

Severance Plans and Change in Control Agreements

Our Company does not typically enter into written employment agreements for severance or for compensation in the event of a change in control. Our key employees are important to the Company’s long-term success and their value is determined by their efforts to improve our performance. From those efforts, these employees create their own protection in the event of a change in control or employment circumstance.

The Thor Industries, Inc., 2010 Equity and Incentive Plan (our “2010 Plan”) specifies that, upon the occurrence of a change in control, all options and/or restricted stock and restricted stock unit awards will automatically become vested and exercisable in full and all restrictions or conditions, if any, on any restricted stock or restricted stock unit awards will automatically lapse. In Fiscal Year 2015, the Board voted to amend this plan commencing with Fiscal Year 2016 to require a “double trigger” before such shares would vest.

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The aggregate value of change in control and termination benefits for each NEO is summarized below under the subheading, “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 46.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (“Code”) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by Shareholders, are excluded from the deduction limit. Our Compensation and Development Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent it believes it is practical and in our best interests and the best interests of our Shareholders. However, to retain highly skilled executives and remain competitive with other employers, our Compensation and Development Committee has the right to authorize compensation that would not be deductible under Section 162(m) of the Code or otherwise.

Section 409A of the Code

Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

HOW WE MAKE COMPENSATION DECISIONS AND WHY WE MADE THEM FOR FISCAL YEAR 2015

The Compensation Committee

As referenced above, our Compensation and Development Committee is responsible for the oversight of our compensation plan. Each year, the Compensation and Development Committee engages in a thorough evaluation of the performance of our NEOs.

Since August 1, 2013, the roles previously held by Mr. Orthwein were bifurcated. Each year during the tenure of Peter B. Orthwein as CEO and Chairman of our Board, the Compensation and Development Committee conducted an evaluation of his performance, receiving input from the entire Board of Directors. Now that the Chairman and CEO positions have been bifurcated, the Board of Directors conducts a review of Mr. Orthwein as Executive Chairman and Mr. Martin as CEO. These evaluations are significant factors to the Committee as it determines the base salary and incentive compensation elements of the compensation plans for the Executive Chairman and CEO.

For the other NEOs, the Chairman and CEO evaluated each NEO’s individual performance and recommended a tailored compensation plan for that individual to the Compensation and Development Committee. Now that the roles of Chairman and CEO have been split, Messrs. Orthwein and Martin work together to conduct such evaluations and develop appropriate recommendations. The Compensation and Development Committee then reviews and votes to approve or modify these recommendations.

For more information on the Compensation and Development Committee, view our Corporate Governance Section of this Proxy Statement. Additionally, the Compensation and Development Committee’s charter can be found on our website at www.thorindustries.com.

Our Independent Compensation Consultant

The Compensation and Development Committee retains an independent compensation consultant, Towers Watson. Towers Watson reports directly to the Committee, and the Committee is empowered to retain or replace Towers Watson or hire additional consultants at any time. A representative of Towers Watson regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Additionally, a representative from Towers Watson regularly meets in executive session with the Committee.

Towers Watson’s role is to provide market and peer group data and to advise the Committee on compensation-related decisions.

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COMPENSATION DISCUSSION AND ANALYSIS

During Fiscal Year 2015, the Compensation Consultant provided the following services to the Committee:

●	Provided periodic reports of executive compensation trends;
●	Provided peer group analysis, including benchmarking data, supporting recommendations for the Company’s executive compensation;
●	Reviewed drafts and commented on elements of the Company’s Compensation Discussion and Analysis; and
●	Advised the Committee of regulatory developments (e.g. pay ratio rule).

In Fiscal Year 2015, the total fees and expenses attributable to the Compensation Consultant were $184,858.

Our Compensation Peer Group

Importantly, Towers Watson assists the Committee in determining an appropriate compensation peer group. Our Company has a unique challenge in its peer review process as, with the single exception of Winnebago, none of the companies with whom we compete for talent are publicly-traded and, therefore, our competitors do not publicly disclose their compensation practices. Geographic proximity to our competitors makes the competition for key talent an ever-present challenge. Our compensation plans are developed with the knowledge of the plans of these key, non-public competitors in mind and are designed to attract and retain industry-leading talent through a program that is reasonable and heavily tied to our Company’s performance. In Fiscal Year 2015, as it has previously, Thor benchmarked its executive pay against a peer group of publicly-traded companies and used this data in conjunction with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as indicated, updates the peer group. Our general guidelines for our peer group are to include companies that are one-half to two times our revenue; however, our current makeup of peers is slightly more conservative. None of our competitors that fall in that range of revenue publicly disclose their compensation data so none of our competitors are included in this group. In addition, Winnebago is one of the few RV competitors who is primarily located outside the industry’s geographic hub. However, our peer group represents manufacturing companies of similar size, profitability, and market capitalization. Additionally, we sought to identify manufacturing firms that introduce their products to market through dealerships or franchises. Beyond these factors, however, there is no true basis for comparison between Thor and these companies. While the compensation peer group is not comprised of our market competitors, it nevertheless provides a somewhat meaningful basis for market comparison of our executive compensation packages particularly now that we have three years of data to help monitor trends within the group. We believe the peer group below represents as good of a comparator group as can currently be found for our Company. Our peer group for Fiscal Year 2015 consisted of the following companies:

Actuant Corporation Briggs & Stratton Corp. FLIR Systems, Inc.
Leggett & Platt, Inc. Armstrong World Industries, Inc. Fortune Brands Home & Security, Inc.
Polaris Industries, Inc. Brunswick Corporation Harley-Davidson, Inc.
AO Smith Corp. Cooper Tire & Rubber Co. Lennox International, Inc.
Regal Beloit Corporation Toro Co. American Axle Manufacturing, Inc.

In evaluating the competitiveness and reasonableness of our executive compensation practices, we analyze the peer group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual pay data with comparable NEOs and the aggregate NEO compensation. We also evaluate the fixed and incentive-based variables of our compensation program as compared to the peer group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our executive officers.

The Impact of Our CEO Transition Upon Proxy Advisory Firms Analytics

In Fiscal Year 2013, we put a succession plan in motion that, effective as of August 1, 2013, triggered the separation of our Chairman and Chief Executive Officer roles. Peter Orthwein stepped down as CEO and assumed the role of Executive Chairman of the Board while Robert Martin, our former Chief Operating Officer, ascended to the CEO position. During the CEO tenures of our founders, Wade Thompson and Peter Orthwein, the Company paid its CEOs far below

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COMPENSATION DISCUSSION AND ANALYSIS

benchmarking norms because they were significant shareholders of the Company. With the change in leadership from our co-founder, Mr. Orthwein, to Mr. Martin, Thor sought to pay Mr. Martin in a manner consistent with both its compensation philosophy and our compensation peer group benchmarks, and in doing so “normalized” our CEO pay to our peer group benchmarks.

This process of “normalizing” our CEO pay results in a one-time anomaly that yields misleading analytics that suggests a disconnect between our TSR and our CEO pay. The CEO pay grew at a higher rate simply because the pay was normalized to the industry from the under-market pay of our founder, Peter Orthwein, when he was CEO. In addition to a thorough benchmarking process, Thor performs similar analytics on its pay program to make sure that there is proper alignment between the change in return to Shareholders and the change in CEO pay. To test Mr. Martin’s pay package against the Company’s recent TSR performance over the last three (3) years, Thor ran comparisons between the TSR trend and our CEO pay trend, assuming Mr. Martin’s pay package was in place during all three years, eliminating the anomaly created by the transition from Mr. Orthwein’s below-market pay. The resultant measure showed a number well within the “low” threshold level for Institutional Shareholder Services, Inc. (“ISS”). Glass, Lewis & Co., LLC utilizes alternative analytics and Thor attempted to model these as well and received similar favorable results. Use of Mr. Martin’s package as the CEO pay model shows that the pay yielded by his pay package is extremely well-aligned with our TSR performance. The favorable results are reassuring but not unexpected as our Compensation and Development Committee, with the assistance of its compensation consultant, follows these analytics closely to ensure proper alignment.

MEASURING THE ALIGNMENT: EVALUATING THE RELATIONSHIP BETWEEN OUR FISCAL YEAR 2015 PERFORMANCE AND OUR COMPENSATION

As noted above, our founders developed a pay strategy that was specifically intended to align pay with Company performance. In application, this philosophy has worked without fail. Last year was no exception. Thor is proud of our Fiscal Year 2015 results of our continuing operations, which include:

●	Company Record Total Sales of $4.0 billion, up nearly 13.7% from Fiscal Year 2014’s prior record level;
●	Record High Net Income from continuing operations of $202 million, up nearly 15.1% from Fiscal Year 2014’s prior record level;
●	Towable RV sales up 13.8% over Fiscal Year 2014;
●	Motorized RV sales up 8.3% over Fiscal Year 2014; and
●	Diluted Earnings Per Share from continuing operations of $3.79, up nearly 15.2% from Fiscal Year 2014’s prior record level.

The success of our philosophy is demonstrated by the relationship between Company performance and NEO compensation. The chart below compares the percentage growth of our CEO (Mr. Martin) compensation, and net income for Fiscal Year 2015. In Fiscal Year 2015, earnings before tax from continuing operations increased by 15.9%. Driven solely by an increase in incentive pay calculated on the same metrics used in Fiscal Years 2013 and 2014, the compensation of Mr. Martin, our CEO, increased by 14.3%.

| Notice of 2015 Annual Meeting & Proxy Statement	36

COMPENSATION DISCUSSION AND ANALYSIS

Application of our compensation philosophy results in NEO compensation that is heavily determined by variable incentive-based pay. The graphs below depict the relative breakdown between base salary and variable incentive pay as reported in the Summary Compensation Table.

As demonstrated in the charts above, implementation of our philosophy resulted in just under 90% of our CEO compensation and over 64% of our other NEO compensation being variable performance-based compensation for Fiscal Year 2015. Keeping in mind that our founder, Peter Orthwein, receives no incentive-based LTI award given his large share holdings in Thor, the charts above still reveal a heavy dependency of the pay program on variable, performance-based compensation. While our Board maintains discretion to issue appropriate and necessary bonuses to our NEOs to ensure retention of key talent and also to ensure that formulaic bonuses are earned in the context of good governance, ethics, and business practices, the performance-based incentive compensation portion of the NEO compensation generally increases and decreases based upon the profitability of the Company.

REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

We, the Compensation and Development Committee of the Board of Directors of Thor Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Management. After its review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2015.

The Compensation and Development Committee

Jan H. Suwinski, Chair

Andrew E. Graves

Wilson Jones

37	Notice of 2015 Annual Meeting & Proxy Statement |

INTERLOCKS, INSIDER PARTICIPATION, AND RISK ASSESSMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Development Committee is comprised entirely of the three (3) independent directors listed on the previous page. No member of the Compensation and Development Committee is a current or, during our Fiscal Year 2015 or anytime before, was a former officer or employee of the Company or any of its operating subsidiaries. During Fiscal Year 2015, no member of the Compensation and Development Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2015, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation and Development Committee of the Company.

COMPENSATION RISK ASSESSMENT

As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. This process includes consideration of many factors, including:

●	Oversight of the business and our MIP and LTI provided to our NEOs and our Board.

●	Our entrepreneurial culture, which we believe encourages employees to think like owners.

●	Our internal controls, which we believe have been strengthened over the past several years and are consistently reviewed for further opportunity of improvement.

●	Rigorous internal audits that are conducted throughout our Company.

●	Our enterprise risk management program, an annual assessment of the risks facing our Company led by senior management with the participation of outside advisers.

●	Stock Ownership Guidelines that encourage long-term value creation.

●	The performance criteria of our MIP and LTI, which emphasizes overall business results over individual performance.

●

Linear award calculations under our MIP and LTI, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards.

●	The same metric – pre-tax profits as adjusted for certain items – used each year; this metric has not been changed to take advantage of any benefits associated with short-term circumstances.

●	Our ability to consider non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for executive officers.

●	Our ability to use downward discretion and claw back payments.

●	Finance officers of each of our operating subsidiaries report to our Chief Financial Officer.

●

The relative performance of the pay program as assessed through the analytics utilized by shareholder advisory firms, which allows for dynamic monitoring of the pay program’s alignment with our compensation group peers and our own performance.

Management and the Compensation and Development Committee will continue to regularly evaluate the risks associated with our compensation programs and will consider changes necessary to prevent incentives to take excessive risk. As a result of our most recent evaluation, we do not believe that our compensation programs created risks that are reasonably likely to have a material adverse affect on the Company. To the contrary, we believe that the programs promote sound business judgment and align employee performance with the realization of the Company’s strategic plan and maximization of shareholder value.

| Notice of 2015 Annual Meeting & Proxy Statement	38

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following tables, narrative, and footnotes disclose the compensation paid to the Named Executive Officers of the Company. The Named Executive Officers include the: Executive Chairman; Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, General Counsel, and Corporate Secretary; and Vice President of Administration and Human Resources.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in Fiscal Year 2015, Fiscal Year 2014, and Fiscal Year 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Peter B. Orthwein,	2015	750,000	—	—	—	1,440,520(3)	—	—	2,190,520
Executive Chairman	2014	750,000	—	—	—	1,238,970	—	—	1,988,970
	2013	750,000	—	—	—	1,180,260	—	—	1,930,260

Robert W. Martin,	2015	750,000	—	1,440,520(5)	—	5,041,822(6)	—	—	7,232,342
President and Chief	2014	750,000	—	1,238,970	—	4,336,396	—	—	6,325,366
Executive Officer(4)	2013	746,635	—	1,180,254	—	4,130,911	—	18,477(7)	6,076,277

Colleen A. Zuhl,	2015	500,000	—	432,156(9)	—	432,158(10)	—	—	1,364,314
Senior Vice President	2014	454,423	150,000	247,794	—	185,846	—	—	1,038,063
and Chief Financial	2013	185,539	302,000	163,167	—	—	—	—	650,706
Officer(8)

Todd Woelfer, Senior	2015	500,000	—	432,156(11)	—	432,158(12)	—	—	1,364,314
Vice President,	2014	496,923	150,000	247,794	—	185,846	—	—	1,080,563
General Counsel, and	2013	392,308	290,000	236,029	—	—	—	—	918,337
Corporate Secretary

Kenneth D. Julian,	2015	400,000	—	432,156(14)	—	259,294(15)	—	—	1,091,450
Vice President of	2014	345,692	100,000	247,794	—	123,628	—	—	817,114
Administration and	2013	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Human Resources(13)

(1)	All compensation figures in this table are rounded to the nearest dollar amount.

(2)	The amounts in this column reflect the payment of discretionary bonuses.

(3)

This amount consists of a non-equity incentive plan award paid to Mr. Orthwein for Fiscal Year 2015 which was based on the same formula on which he was compensated in Fiscal Years 2013 and 2014 equal to 0.5% of our pre-tax profits (excluding any impairment charges) for each fiscal quarter during the Fiscal Year.

(4)	Mr. Martin was promoted from Chief Operating Officer to Chief Executive Officer in August 2013.

(5)	This amount consists of an equity incentive plan award paid to Mr. Martin for Fiscal Year 2015 which was based on a formula equal to 0.5% of our pre-tax profits (excluding any impairment charges).

(6)

This amount consists of an non-equity incentive plan award to Mr. Martin in Fiscal Year 2015 which was based on a formula equal to 1.75% of our pre-tax profits (excluding any impairment charges) for each fiscal quarter during the Fiscal Year.

(7)	This amount consisted of premiums for executive life insurance and disability insurance plans. This perquisite terminated prior to Fiscal Year 2014.

(8)	Mrs. Zuhl was Vice President and Controller and Interim Chief Financial Officer during Fiscal Year 2013.

(9)	This amount consists of an equity incentive plan award to Mrs. Zuhl for Fiscal Year 2015 which was based on a formula equal to 0.15% of our pre-tax profits (excluding any impairment charges).

(10)

This amount consists of a non-equity incentive plan award to Mrs. Zuhl for Fiscal Year 2015 which was based on a formula equal to 0.15% of our pre-tax profits (excluding any impairment charges) for each fiscal quarter during the Fiscal Year.

(11)	This amount consists of an equity incentive plan award to Mr. Woelfer for Fiscal Year 2015 which was based on a formula equal to 0.15% of our pre-tax profits (excluding any impairment charges).

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EXECUTIVE COMPENSATION

(12)

This amount consists of a non-equity incentive plan award to Mr. Woelfer for Fiscal Year 2015 which was based on a formula equal to 0.15% of our pre-tax profits (excluding any impairment charges) for each fiscal quarter during the Fiscal Year.

(13)	Mr. Julian was Vice President, Human Resources during Fiscal Year 2013 and was not considered an NEO for that year.

(14)	This amount consists of an equity incentive plan award to Mr. Julian for Fiscal Year 2015 which was based on a formula equal to 0.15% of our pre-tax profits (excluding any impairment charges).

(15)

This amount consists of a non-equity incentive plan award to Mr. Julian for Fiscal Year 2015 which was based on a formula equal to 0.09% of our pre-tax profits (excluding any impairment charges) for each fiscal quarter during the Fiscal Year.

Grants of Plan-Based Awards for Fiscal Year 2015

The following table summarizes the grants made to each of our NEOs for Fiscal Year 2015 under our 2010 Plan or other plans or arrangements.

		Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number Of Shares or Units	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share and Option Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Peter B. Orthwein											—

Robert W. Martin					(2)	(2)	(2)				$1,440,520

Colleen A. Zuhl					(3)	(3)	(3)				$432,156

Todd Woelfer					(4)	(4)	(4)				$432,156

Kenneth D. Julian					(5)	(5)	(5)				$432,156

(1)	Represents the fair value per share of awards as of the grant date pursuant to FASB ASC Topic 718.

(2)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.5% of our pre-tax profits (excluding any impairment charges) during Fiscal Year 2015 (the actual amount of this award was $1,440,520). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

(3)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mrs. Zuhl was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.15% of our pre-tax profits (excluding any impairment charges) during Fiscal Year 2015 (the actual amount of this award was $432,156). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

(4)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Woelfer was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.15% of our pre-tax profits (excluding any impairment charges) during Fiscal Year 2015 (the actual amount of this award was $432,156). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

(5)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Julian was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.15% of our pre-tax profits (excluding any impairment charges) during Fiscal Year 2015 (the actual amount of this award was $432,156). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

| Notice of 2015 Annual Meeting & Proxy Statement	40

OWNERSHIP OF COMMON STOCK

The following table sets forth information as of September 4, 2015, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table above; and (iv) all executive officers and directors of the Company as a group. As of September 4, 2015, there were 52,528,321 shares of Common Stock issued and outstanding, including 133,758 shares issuable under stock options which are currently exercisable or will become exercisable and/or restricted stock units which will vest within sixty (60) days from September 4, 2015.

	Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares	Percent

Peter B. Orthwein	2,318,196(3)	4.4%

Robert W. Martin	47,230(4)	*

Colleen A. Zuhl	3,852(5)	*

Todd Woelfer	3,844(6)	*

Kenneth D. Julian	8,083(7)	*

Andrew E. Graves	8,039(8)	*

Wilson Jones	1,000(9)	*

J. Allen Kosowsky	8,000(10)	*

Alan Siegel	2,202,820(11)	4.2%

Jan H. Suwinski	13,000(12)	*

James L. Ziemer	6,000(13)	*
SouthernSun Asset Management, LLC 6070 Poplar Avenue, Suite 300 Memphis, TN 38119	3,755,128(14)	7.1%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	3,619,187(15)	6.9%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,046,514(16)	5.8%
BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	2,760,137(17)	5.3%

All directors and executive officers as a group (eleven persons)	4,620,064(18)	8.8%

*	less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, Indiana 46514.

(2)

Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include stock options, restricted stock, and restricted stock units which are currently exercisable or will become exercisable or vested within sixty (60) days from September 4, 2015.

(3)

Includes 1,412,852 shares held directly; 65,940 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half brother, of which Mr. Orthwein is a trustee; 332,368 shares owned for the account of The Indenture of Trust of Adolphus Busch Orthwein of which Mr. Orthwein is a co-trustee and of which the heirs of Mr. Orthwein’s father’s estate are beneficiaries; 53,336 shares held by a charitable annuity trust of which Mr. Orthwein and his wife are trustees and Mr. Orthwein’s three youngest children are beneficiaries; 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

(4)

Includes 20,891 shares held directly; 4,016 restricted shares of an award of 10,041 restricted shares granted on June 8, 2012; and 3,798 restricted shares of an award of 9,498 restricted shares granted on September 7, 2012 under our 2010 Plan, which vest in five (5) installments commencing on the one-year anniversary date of the award. All restricted shares include the right to vote upon grant. Also includes 3,333 restricted stock units of an award of 10,000 restricted stock units granted on August 1, 2013, under our 2010 Plan, the remaining vesting schedule as follows: 33.33% on October 1, 2015, and 33.34% on October 1, 2016. Also includes 7,087 restricted stock units of a 21,262 restricted stock unit grant on October 9, 2013; 8,105 restricted stock units of a 24,317 restricted stock unit grant on October 9, 2014, under our 2010 Plan, which vests in three equal annual installments commencing on the one year anniversary date of the award.

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OWNERSHIP OF COMMON STOCK

(5)

Includes 1,104 shares held directly; 420 restricted stock units of an award of 1,256 restricted stock units granted on October 9, 2012; 708 restricted stock units of an award of 2,126 restricted stock units granted on October 9, 2013; and 1,620 restricted stock units of an award of 4,863 restricted stock units granted on October 9, 2014, all grants under our 2010 Plan, which vests in three equal annual installments commencing on the one year anniversary date of the award.

(6)

Includes 807 shares held directly; 1,417 restricted stock units of an award of 4,252 restricted stock units granted on October 9, 2013 and 1,620 restricted stock units of an award of 4,863 restricted stock units granted on October 9, 2014, under our 2010 Plan which vests in three equal annual installments commencing on the one year anniversary of the award.

(7)

Includes 3,386 shares held directly; 1,660 restricted stock units of an award of 4,974 restricted stock units granted on October 1, 2012; 1,417 restricted stock units of an award of 4,252 restricted stock units granted on October 9, 2013; and 1,620 restricted stock units of an award of 4,863 restricted stock units granted on October 9, 2014, all grants under our 2010 Plan, which vests in three equal annual installments commencing on the one year anniversary date of the award.

(8)	Consists of 7,039 shares held directly and 1,000 restricted stock units awarded on October 9, 2014, under our 2010 Plan which vest on the anniversary of the date of grant.

(9)	Consists of 1,000 restricted stock units awarded on October 9, 2014, under our 2010 Plan which vest on the anniversary of the date of grant.

(10)	Consists of 7,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2014, under our 2010 Plan which vest on the anniversary of the date of grant.

(11)

Consists of 6,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2014, under our 2010 Plan which vest on the anniversary of the date of grant. Also includes 2,195,820 shares owned by The Thompson Family Foundation of which Mr. Siegel is an officer and director and of which he may be deemed to have the shared power to direct the voting and disposition of such shares.

(12)	Consists of 12,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2014, under our 2010 Plan which vest on the anniversary of the date of grant.

(13)	Consists of 5,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2014, under our 2010 Plan which vest on the anniversary of the date of grant.

(14)	The number of shares listed for SouthernSun Asset Management, LLC is based on a Schedule 13F filed on August 14, 2015.

(15)	The number of shares listed for Royce & Associates, LLC is based on a Schedule 13F filed on August 10, 2015.

(16)	The number of shares listed for The Vanguard Group, Inc. is based on a Schedule 13F filed on August 13, 2015.

(17)	The number of shares listed for BlackRock Fund Advisors is based on a Schedule 13F filed August 7, 2015 (represents combined BlackRock Fund Advisors and BlackRock Institutional Trust Company).

(18)	Includes an aggregate of 35,007 restricted stock units which will vest within sixty (60) days from September 4, 2015.

| Notice of 2015 Annual Meeting & Proxy Statement	42

EXECUTIVE COMPENSATION

Executive Employment Agreements

Currently, none of our NEOs have written employment agreements.

Summary of Equity Compensation Plan

Thor Industries, Inc. 2010 Equity and Incentive Plan

We adopted, and our Shareholders approved, our 2010 Plan. Our 2010 Plan is designed to enable us to obtain and retain the services of the types of employees and directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of our Shareholders. Our Board approved our 2010 Plan on October 25, 2010. The maximum number of shares issuable under our 2010 Plan is 2,000,000 (subject to adjustment) of which a maximum of 1,000,000 shares can be awarded as restricted stock or restricted stock units.

Our 2010 Plan is administered by the Compensation and Development Committee (our “Committee”). Our Committee may consist solely of two or more members of our Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code, and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Exchange Act.

Eligibility

Awards may be granted to our employees and directors and those individuals whom our Committee determines are reasonably expected to become employees or directors following the date of the grant of the award (“Participants”), provided that incentive stock options may be granted only to employees. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards, and stock appreciation rights (collectively, “Awards”).

Options

Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as our Committee deems appropriate. The term of each option will be fixed by our Committee, but no incentive stock option may be exercisable after the expiration of ten (10) years from the grant date; provided, that, in the case of incentive stock options granted to a 10% shareholder, the term of such option may not exceed five (5) years from the grant date.

The exercise price of each incentive stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% shareholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant. Our Committee will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable. Payment in respect of the exercise of an option may be made in cash or by certified or bank check, or our Committee may, in its discretion and to the extent permitted by law, allow such payment to be made by surrender of unrestricted shares of Common Stock (with a fair market value equal to the exercise price) that have been held by the Participant for any period deemed necessary by our accountants to avoid an additional compensation charge, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have a fair market value equal to the exercise price, or through a broker-assisted cashless exercise program, a net exercise method, or in any other form of legal consideration that may be acceptable to our Committee.

Restricted Stock and Restricted Stock Units

Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of our Common Stock (“Restricted Stock Units”), which award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, or otherwise disposed of, pledged, or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period (the “Restricted Period”) as our Committee shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a shareholder as to such restricted stock, including the right to vote such restricted stock. Cash dividends and stock dividends with respect to Restricted Stock may be withheld by our Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by our Committee. The cash dividends or stock dividends so withheld by our Committee and attributable to any particular share of Restricted Stock will be distributed to the Participant in cash or, at the discretion of our Committee, in shares of Common Stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such shares. The Restricted Period

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EXECUTIVE COMPENSATION

shall commence on the date of the grant and end at the time or times set forth on a schedule established by our Committee in the applicable Award agreement. At the discretion of our Committee, cash dividends and stock dividends (“Dividend Equivalents”) also may be paid with respect to Restricted Stock Units which, if credited, shall be withheld for the Participant’s account and distributed upon the settlement of the Restricted Stock Unit. If the Restricted Stock or the Restricted Stock Units, as applicable, are forfeited, the Participant shall have no right to such dividends and/or Dividend Equivalents.

Performance Compensation Awards

Our 2010 Plan provides our Committee with the authority, at the time of grant of any Award (other than options and stock appreciation rights granted with an exercise price or grant price equal to or greater than the fair market value per share of stock on the date of the grant), to designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, our 2010 Plan provides our Committee with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

The maximum performance compensation award payable to any one Participant under our 2010 Plan for a Performance Period is 2,000,000 shares of our Common Stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by our Committee. If the performance compensation award is in the form of Restricted Stock or Restricted Stock Units, then the maximum performance compensation award payable to any one Participant for a Performance Period is 1,000,000 shares of our Common Stock. The maximum amount that can be paid in any calendar year to any Participant pursuant to a performance compensation award in the form of a cash bonus is $10,000,000.

Stock Appreciation Rights

Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of our 2010 Plan are satisfied, in tandem with all or part of any option granted under our 2010 Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from our Company an amount equal to the product of (i) the excess of the fair market value of our Common Stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by our Committee, but shall not be less than 100% of the fair market value of our Common Stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of our Committee, in cash, shares of our Common Stock, or a combination thereof.

Change in Control

In the event of a Change in Control (as defined in our 2010 Plan) of our Company, and either in or not in combination with another event such as a termination of the applicable Participant’s service by our Company without cause, unless otherwise provided in an Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100% of such shares of Restricted Stock or Restricted Stock Units subject to such Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in an Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon a Change in Control, and our Committee will (a) determine the extent to which performance goals with respect to each such Performance Period have been met, and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon our Committee’s determination of the degree of attainment of performance goals or assuming that applicable “target” levels of performance have been attained or on such other basis as determined by our Committee. Further, in the event of a Change in Control, our Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of our Common Stock received or to be received by other Shareholders of our Company in the event.

In Fiscal Year 2015, the Board voted to amend this plan commencing with Fiscal Year 2016 to require a “double trigger” before shares would vest. This change will be applicable to new grants only. Grants outstanding before the Board approved the change will continue to be single trigger.

| Notice of 2015 Annual Meeting & Proxy Statement	44

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)

Peter B. Orthwein	—	—	—	—	—	—
Robert W. Martin	—	—	—	—	54,872(1)	$3,066,247
Colleen A. Zuhl	—	—	—	—	6,701(2)	$374,452
Todd Woelfer	—	—	—	—	7,698(3)	$430,164
Kenneth D. Julian	—	—	—	—	9,358(4)	$522,925

(1)

Mr. Martin received a restricted stock award of 10,041 shares on June 8, 2012, which vests on the anniversaries of the date of grant. The remaining shares vest as follows: 2,008 shares on each of the fourth and fifth anniversaries of the date of grant. On September 7, 2012, Mr. Martin received a restricted stock award of 9,498 shares and the remaining shares that vest as follows: 1,899 shares on each of the third, fourth, and fifth anniversaries of the date of grant. On August 1, 2013, Mr. Martin received a restricted stock unit award of 10,000 shares that vest in three equal annual installments commencing on October 1, 2014. Mr. Martin received a restricted stock unit award on October 9, 2013 of 21,262 shares and October 9, 2014 of 24,317 shares. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

(2)

Mrs. Zuhl received a restricted stock unit award on October 9, 2012 of 1,256 units; an award of 2,126 units on October 9, 2013; and an award of 4,863 units on October 9, 2014. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

(3)

Mr. Woelfer received a restricted stock unit award on October 9, 2013 of 4,252 units and October 9, 2014 of 4,863 units. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

(4)

Mr. Julian received a restricted stock unit award on October 1, 2012 of 4,974 units; an award of 4,252 units on October 9, 2013; and an award of 4,863 units on October 9, 2014. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

Option Exercises and Shares Vested in Fiscal Year 2015

There were no options exercised by our NEOs in Fiscal Year 2015. None of our NEOs own options and none were awarded in Fiscal Year 2015. The following table summarizes information regarding the vesting of share awards for each NEO in Fiscal Year 2015.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Peter B. Orthwein	—	—	—	—
Robert W. Martin	—	—	14,327	$750,696
Colleen A. Zuhl	—	—	1,126	$57,370
Todd Woelfer	—	—	1,417	$72,196
Kenneth D. Julian	—	—	3,074	$157,001

(1)	Represents the amount realized based on the difference between the market price of the Company’s Common Stock on the date of exercise and the exercise price.

45	Notice of 2015 Annual Meeting & Proxy Statement |

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation for Fiscal Year 2015

The following table shows the contributions, earnings, and account balances for Fiscal Year 2015 for the NEOs participating in our Deferred Compensation Plan.

Name	Executive Contributions in Fiscal Year 2015 (1)	Registrant Contributions in Fiscal Year 2015	Aggregate Earnings in Fiscal Year 2015	Aggregate Withdrawals/ Distributions	Aggregate Balance at 7/31/15

Colleen A. Zuhl	$12,000	—	$2,186	—	$54,463
Todd Woelfer	$27,500	—	$1,551	—	$46,398
Kenneth D. Julian	$27,500	—	$4,390	—	$77,016

(1)	The amounts shown as contributions are also included in the amounts shown as Fiscal Year 2015 salary column of the Summary Compensation Table above.

Summary of Deferred Compensation Plan

On December 9, 2008, our Board approved and adopted the amended and restated Thor Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”), which was amended and restated primarily to comply with Section 409A of the Code. The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.

Under our Deferred Compensation Plan, participants may elect to defer portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant. The Company does not make any contributions to our Deferred Compensation Plan.

Participants are vested in their elective deferrals at all times. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability, or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.

Prior to a participant’s attainment of age fifty-five (55), all benefits are paid in lump sum. Benefits paid following the participant’s attainment of age fifty-five (55) may be paid in lump sum or in equal installments not to exceed five (5) years, as elected by the participant in his or her initial election. Payments of amounts under our Deferred Compensation Plan are paid in cash from our general funds and any right to receive payments from us under our

Deferred Compensation Plan will be no greater than the right of one of our unsecured creditors.

Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee has the ability to modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. Our Compensation and Development Committee also has the ability to terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes of control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code.

Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers

Except for (i) potential payments under our Deferred Compensation Plan and (ii) the previously discussed lapsing of restrictions on certain restricted awards, as of July 31, 2015, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability, or retirement.

The Company has no employment or similar agreements with any NEO with provisions regarding severance or change in control benefits.

Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if an NEO’s employment terminated on or before July 31, 2015, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/15” column of the Non-Qualified Deferred Compensation table above) would be paid. A change in control would also trigger payment to the NEO.

| Notice of 2015 Annual Meeting & Proxy Statement	46

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND ADDITIONAL CORPORATE MATTERS

Certain Relationships and Transactions with Management

We reimbursed Mr. Orthwein $78,000 in Fiscal Year 2015 for certain costs, including office rent and utilities for offices used by Mr. Orthwein.

Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. In Fiscal Year 2015, Thor purchased one million shares of its common stock from the Thompson Family Foundation, Inc., a not-for-profit charitable entity (the “Foundation”). The Foundation is named in honor of one of our founders, Wade Thompson. One of the current directors and officers of the Foundation is Alan Siegel, a Thor board member. Because Mr. Siegel does not receive material compensation from the Foundation, the Board of Directors determined that he maintains his status as an independent director. To avoid any appearance of influence, Mr. Siegel recused himself from comment or vote on the transaction when it was considered by the Board.

This transaction was completed as part of Thor’s general capital allocation strategy that calls for the Board and Management to evaluate alternative uses of cash not needed for operations. Historically, these options have included acquisitions, stock buybacks, and special dividends to Shareholders. In this instance, Thor was presented with a rare opportunity to buy back a large block of its Common Stock at a discount to the then current market price. Of the alternatives available at the time, it was the unanimous view of the Board and Management that the buyback was the best use of excess cash. The agreement was executed on May 15, 2015, at a repurchase price of $60 per share. On May 15, 2015, Thor’s stock closed at $61.29, making the acquisition one that was completed at a discount to the market price at the time of the agreement.

Additional Corporate Governance Matters

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the NYSE. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to us, or written representations that no such filings were required, the Company believes that all filing requirements were satisfied by each of our officers, directors, and ten percent (10%) Shareholders during Fiscal Year 2015.

Shareholder Proposals

Proposals by Shareholders that are intended to be presented at the 2016 Annual Meeting of Shareholders must be received by the Company on or before June 29, 2016, to be included in the Proxy Statement and form of proxy for the 2016 Annual Meeting of Shareholders.

Notice of a Shareholder proposal for the 2016 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 of the Exchange Act which is not received on or before August 29, 2016, will be considered untimely. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

Other Matters

Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Todd Woelfer

Senior Vice President,

General Counsel, and Corporate Secretary

October 27, 2015

47	Notice of 2015 Annual Meeting & Proxy Statement |

THOR INDUSTRIES
Thor Industries, Inc.
601 East Beardsley Avenue | Elkhart, IN 46514-3305
Thorindustries.com
adventure, inspired by AIRSTREAM
Bison
CROSSROADS® RECREATIONAL VEHICLES
CRUISER RV
Dutchmen
DRV Luxury Suites
HEARTLAND
Keystone RV Company
KZ
LIVIN LITE
Postle Aluminum
THOR MOTOR COACH

THOR INDUSTRIES, INC. ATTN: W. TODD WOELFER 601 EAST EARDSLEY AVENUE ELKHART, IN 46514

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH

  — — — — — — —  — — — — — — —  — — — — — —  — — — — — — — — — — — — — — — — — — — — —

AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors

Nominees
01 Andrew E. Graves 02 Alan Siegel
The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain
2. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2016.							☐	☐	☐
3. Non-binding advisory vote to approve the compensation of our named executive officers (NEO’s).							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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THOR INDUSTRIES, INC.

Annual Meeting of Shareholders

December 8, 2015 1:00 PM EST

This proxy is solicited by the Board of Directors

The undersigned shareholder of Thor Industries, Inc. hereby appoints Peter B. Orthwein and W. Todd Woelfer, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of THOR INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 1:00 PM, EST on December 8, 2015, at The Cornell Club at 6 East 44th Street, New York, NY 10017, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side